    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 27, 1999
                                                     REGISTRATION NO. 333-
________________________________________________________________________________
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------
                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------
                                 CD RADIO INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                     DELAWARE
         (STATE OR OTHER JURISDICTION OF                                52-1700207
          INCORPORATION OR ORGANIZATION)                    (IRS EMPLOYER IDENTIFICATION NO.)

                            ------------------------
                    1221 AVENUE OF THE AMERICAS, 36TH FLOOR
                            NEW YORK, NEW YORK 10020
                                  212-584-5100
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                              PATRICK L. DONNELLY
              SENIOR VICE PRESIDENT, GENERAL COUNSEL AND SECRETARY
                                 CD RADIO INC.
                    1221 AVENUE OF THE AMERICAS, 36TH FLOOR
                            NEW YORK, NEW YORK 10020
                                  212-584-5100
      (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING
                        AREA CODE, OF AGENT FOR SERVICE)
                            ------------------------
                                    COPY TO:
                              MITCHELL S. FISHMAN
                    PAUL, WEISS, RIFKIND, WHARTON & GARRISON
                          1285 AVENUE OF THE AMERICAS
                         NEW YORK, NEW YORK 10019-6064
                                  212-373-3000
                            ------------------------
     APPROXIMATE DATE OF PROPOSED SALE TO PUBLIC: From time to time, after this Registration Statement becomes effective.
     If the securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]
     If any of the securities being registered on this Form is to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box. [x]
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
     If the delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                            ------------------------
                        CALCULATION OF REGISTRATION FEE

                                                               PROPOSED            PROPOSED
                                                                MAXIMUM             MAXIMUM            AMOUNT OF
   TITLE OF EACH CLASS OF SECURITIES        AMOUNT TO BE      OFFERING PRICE       AGGREGATE         REGISTRATION
            TO BE REGISTERED                 REGISTERED        PER SHARE        OFFERING PRICE(1)         FEE
Debt Securities(2)......................
Preferred Stock, par value $.001 per
  share.................................
Common Stock, par value $.001 per
  share(3)..............................
Warrants(4).............................
     Total..............................               (5)               (5)       $500,000,000           $139,000(5)

                                                        (footnotes on next page)
                            ------------------------
     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
________________________________________________________________________________

(1) The aggregate principal amount and/or expected initial public offering price of the securities registered hereby will not exceed $500,000,000 in U.S. dollars or the U.S. dollar equivalent in foreign currency or currency units.

(2) May be issued at an original issue discount.

(3) Includes associated Preferred Stock Purchase Rights, which initially are attached to and trade with the shares of the common stock being registered hereby. Value attributable to such Preferred Stock Purchase Rights, if any, is reflected in the market price of the common stock.

(4) The warrants covered by this registration statement may be preferred stock warrants, debt warrants or common stock warrants.

(5) The aggregate amount of each of the debt securities, the preferred stock, the common stock and the warrants and the aggregate offering price per unit have been omitted pursuant to Securities Act Release No. 6964. The registration fee has been calculated pursuant to Rule 457(o) under the Securities Act of 1933 and reflects the offering price rather than the principal amount of any Debt Securities issued at a discount.

                             SUBJECT TO COMPLETION

                  PRELIMINARY PROSPECTUS DATED AUGUST 27, 1999

PROSPECTUS
                                  $500,000,000
                                     [LOGO]

                       DEBT SECURITIES, PREFERRED STOCK,
                           COMMON STOCK AND WARRANTS

We from time to time may offer:

  unsecured debt securities in one or more series;

  shares of preferred stock in one or more series;

  shares of common stock;

  warrants or other rights to purchase debt securities, preferred stock or common stock or any combination of securities; and

  any combination of debt securities, preferred stock, common stock or warrants,

at an aggregate initial public offering price not to exceed $500,000,000.

The number, amount, prices, net proceeds to CD Radio Inc. and specific terms of the securities will be determined at or before the time of sale and will be set forth in an accompanying prospectus supplement.

The net proceeds to us from the sale of the securities will be the initial public offering price or the purchase price of those securities less any applicable commission or discount, and less any other expenses of CD Radio associated with the issuance and distribution of those securities.

If any agents or any underwriters are involved in the sale of the foregoing securities, their names and any applicable commission or discount will be set forth in the accompanying prospectus supplement.

This prospectus may not be used for the sale of any securities unless it is accompanied by a prospectus supplement. The accompanying prospectus supplement may modify or supersede any statement in this prospectus.

                 Nasdaq National Market trading symbol: 'CDRD.'

INVESTING IN OUR SECURITIES INVOLVES RISKS. SEE 'RISK FACTORS' BEGINNING ON PAGE 4.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
                      -----------------------------------

                       Prospectus dated           , 1999.

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED BEFORE THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL BEFORE REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
Special Note Regarding Forward Looking Statements...........    2
About This Prospectus.......................................    3
About CD Radio..............................................    3
Risk Factors................................................    4
Ratio of Earnings to Combined Fixed Charges and Preferred
  Stock Dividends...........................................   15
Use of Proceeds.............................................   15
Description of Debt Securities..............................   15
Description of Capital Stock................................   27
Description of Warrants.....................................   42
Plan of Distribution........................................   45
Legal Matters...............................................   45
Experts.....................................................   46
Incorporation by Reference..................................   46
Where You May Find Additional Available Information About
  Us........................................................   46

                            ------------------------
     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS OR TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT. THIS PROSPECTUS MAY ONLY BE USED WHERE IT IS LEGAL TO SELL THESE SECURITIES. THE INFORMATION IN THIS PROSPECTUS MAY ONLY BE ACCURATE ON THE DATE OF THIS PROSPECTUS.

               SPECIAL NOTE REGARDING FORWARD LOOKING STATEMENTS

     The following cautionary statements identify important factors that could cause our actual results to differ materially from those projected in the forward looking statements made in this prospectus. Any statements about our expectations, beliefs, plans, objectives, assumptions or future events or performance are not historical facts and may be forward looking. These statements are often, but not always, made through the use of words or phrases such as 'will likely result,' 'are expected to,' 'will continue,' 'is anticipated,' 'estimated,' 'intends,' 'plans,' 'projection' and 'outlook.' Accordingly, these statements involve estimates, assumptions and uncertainties which could cause actual results to differ materially from those expressed in them. Any forward looking statements are qualified in their entirety by reference to the factors discussed throughout this prospectus, and particularly the risk factors described under 'Risk Factors' in this prospectus. Among the significant factors that have a direct bearing on our results of operations are:

           the potential risk of delay in implementing our business plan;

           increased costs of construction and launch of necessary satellites;

           risk of launch failure;

           unproven market and unproven applications of technology;

           our dependence on Space Systems/Loral, Inc. ('Loral') and Lucent Technologies, Inc. ('Lucent');

           unavailability of receivers and antennas; and

           our need for additional financing.

     These and other factors are discussed in 'Risk Factors' and elsewhere in this prospectus.

     Because the risk factors referred to above could cause actual results or outcomes to differ materially from those expressed in any forward looking statements made by us or on our behalf, you should not place undue reliance on any of these forward looking statements. Further, any forward looking statement speaks only as of the date on which it is made, and we undertake no obligation to update any forward looking statement or statements to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for us to predict which will arise. In addition, we cannot assess with any precision the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward looking statements.

                             ABOUT THIS PROSPECTUS

     This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (the 'SEC') utilizing a 'shelf' registration process. Under this shelf process, we may sell, over the next two years, any combination of the securities described in this prospectus in one or more offerings up to a total dollar amount of $500,000,000. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with the additional information described under the heading 'Where You May Find Additional Available Information About Us.'

                                 ABOUT CD RADIO

     We are building a digital quality radio service that will broadcast up to 100 channels directly from satellites to vehicles. CD Radio will be broadcast throughout the continental United States over a frequency band, the 'S-band,' that will augment traditional AM and FM radio bands. We hold one of only two licenses issued by the FCC to build, launch and operate a national satellite radio broadcast system. Under our FCC license, we have the exclusive use of a
12.5 MHz portion of the S-band for this purpose. Our service, which will be primarily for motorists, will offer 50 channels of commercial-free, digital quality music programming and up to 50 channels of news, sports, talk and programming. We currently expect to commence CD Radio broadcasts at the end of the fourth quarter of 2000, at an anticipated subscription price of $9.95 per month.

     CD Radio was incorporated in the State of Delaware as Satellite CD Radio, Inc. on May 17, 1990. On December 7, 1992, we changed our name to CD Radio Inc., and we formed a wholly owned subsidiary, Satellite CD Radio, Inc., that is the holder of our FCC license. Our executive offices are located at 1221 Avenue of the Americas, New York, New York 10020, our telephone number is (212) 584-5100 and our internet address is cdradio.com. The information on our website is not part of this prospectus.

                                  RISK FACTORS

     In addition to the other information in this prospectus, the following risk factors should be considered carefully in evaluating us and our business and in deciding whether to invest in our securities.

OUR BUSINESS IS STILL IN THE DEVELOPMENT STAGE

     Historically, we have generated only losses. We are a development stage company. The service we propose to offer, CD Radio, is in a relatively early stage of development and we have never recognized any operating revenues or conducted any operations. Since our inception, we have concentrated on raising capital, obtaining required licenses, developing technology, strategic planning, market research and building our infrastructure. Our financial results from our inception on May 17, 1990 through June 30, 1999, are as follows:

      no revenues;

      net losses of approximately $95 million (including net losses of approximately $5 million during the year ended December 31, 1997 and $48 million during the year ended December 31, 1998); and

      net losses applicable to common stock of approximately $206 million, which includes a deemed dividend on our former 5% Delayed Convertible Preferred Stock (the '5% Preferred Stock') of $52 million. In November 1997, we exchanged 1,846,799 shares of our 10 1/2% Series C Convertible Preferred Stock (the 'Series C Preferred Stock') for all of the issued and outstanding shares of 5% Preferred Stock.

     We do not expect any revenues before 2001, and still have a variety of hurdles to surmount before commencing operations. We have not started to broadcast CD Radio and do not expect to generate any revenues from operations until the first quarter of 2001. Our ability to generate revenues, generate positive cash flow and achieve profitability will depend upon a number of factors, including:

      raising additional financing;

      the timely receipt of all necessary regulatory authorizations;

      the successful and timely construction and deployment of our satellite system;

      the development and manufacture by one or more consumer electronics manufacturers of devices capable of receiving CD Radio; and

      the successful marketing and consumer acceptance of CD Radio.

We cannot assure you that we will accomplish any of the above, that CD Radio will ever commence operations, that we will attain any particular level of revenues, that we will generate positive cash flow or that we will achieve profitability.

WE NEED ADDITIONAL FINANCING TO BUILD AND LAUNCH OUR SERVICE

     We need more money to continue implementing our business plan. We require near-term funding to continue building our system. We believe we can fund our planned operations and the construction of our satellite and terrestrial system into the first quarter of 2000 from our working capital at July 31, 1999, which includes:

      the proceeds from our sale of 5,000,000 shares of common stock to Prime 66 Partners, L.P. ('Prime 66') for $100 million on November 2, 1998;

      our sale of 9.2% Series A Junior Cumulative Convertible Preferred Stock to Apollo Investment Fund IV, L.P. and Apollo Overseas Partners IV, L.P., which we refer to as the 'Apollo Investors,' for $135 million on December 23, 1998; and

      the proceeds from our sale of 200,000 units, each unit consisting of $1,000 principal amount of 14 1/2% senior secured notes due 2009 and three warrants, each to purchase 3.65 shares of our common stock, for $200 million on May 18, 1999.

     The Apollo Investors have also granted us an option to sell them 650,000 shares of our 9.2% Series B Junior Cumulative Convertible Preferred Stock, par value $.001 per share, for $65 million. Subject to customary conditions and there not having occurred a material adverse change, we intend to exercise this option before September 30, 1999. We refer to our 9.2% Series A Junior Cumulative Convertible Preferred Stock and our 9.2% Series B Junior Cumulative Convertible Preferred Stock together as the 'Junior Preferred Stock.'

     We currently do not have sufficient financing commitments to completely fund our preoperational capital requirements. We expect to satisfy the remainder of our funding requirements through the issuance of debt or equity securities or a combination of debt and equity securities. We cannot assure you that we will obtain additional financing on favorable terms or that we will do so on a timely basis.

     We estimate that we will need the following amounts for the following purposes:

to develop and commence operation of CD Radio by the end of   $1,170 million
  the fourth quarter of 2000
to fund operations through the first full year of operations  $  150 million ending with the fourth quarter of 2001
  Total through the first year of operations                  $1,320 million

     We have or expect that we may have use of the following funds to develop and operate CD Radio:

net funds raised through June 30, 1999 (including $115        $  832 million
  million of debt which we must refinance or repay by the
earlier of February 29, 2000 and ten days prior to the
launch of our second satellite)
funds from the sale of 9.2% Series B Junior Cumulative        $   63 million
  Convertible Preferred Stock to the Apollo Investors, if we
exercise our option, net of fees and expenses
funds which Bank of America may, but is not required to,      $  106 million
  arrange for us ($225 million less $115 million to repay
our existing bank credit facility, net of estimated fees and expenses)
  Total funds we may, or expect to be able to, access         $1,001 million

     After we give effect to the funds we have and the funds we expect to raise, we estimate that we will need an additional $169 million to develop and commence operation of CD Radio by the end of the fourth quarter of 2000 and an additional $150 million to fund our business through the first full year of operations. If Bank of America is unable to arrange a new credit facility, we will need to raise an additional $221 million to fund our operations through the end of the fourth quarter of 2000. We will require more money than estimated if there are delays, cost overruns, launch failures or other adverse developments.

WE FACE MANY FINANCING CHALLENGES AND CONSTRAINTS

     We face many challenges and constraints in financing our development and operations, including those listed below.

     Our debt instruments limit our ability to incur indebtedness. The indentures governing our 15% senior secured discount notes due 2007 and our 14 1/2% senior secured notes due 2009 limit our ability to incur additional indebtedness. In addition, we expect any future senior indebtedness will contain similar limits on our ability to incur additional indebtedness.

     We will have to satisfy a variety of conditions before we can obtain any syndicated bank borrowings. We entered into a credit agreement with Bank of America and other lenders in July 1998 under which Bank of America and the other lenders agreed to provide us a term loan facility of up to $115 million maturing on the earlier of February 29, 2000 and ten days prior to the launch of our second satellite. Bank of America has also agreed to attempt to arrange a syndicate of lenders to provide us with a second term loan facility of $225 million. To borrow the funds under the second term loan facility, we must first satisfy specified conditions and negotiate, execute and deliver definitive loan documents. We intend to use a portion of the proceeds from this second term loan facility to repay the existing term loan facility and for other general corporate purposes. The second term loan facility would provide us with approximately $106 million of net additional funds after repayment of the existing term loan facility and the payment of fees and expenses.

     We have substantial near-term requirements for additional funds. We require substantial funds to construct and launch the satellites that will be part of our broadcast system. We are committed to pay a total of approximately $718 million under our Amended and Restated Contract with Loral (the 'Loral Satellite Contract') for the construction, launch and in-orbit delivery of three satellites and construction of our spare fourth satellite. Of this total, we must pay $438 million for the construction of satellites and $280 million for launch services. As of June 30, 1999, we had satisfied $303 million of the amount due to Loral. We have also entered into an amendment to the Loral Satellite Contract under which we will purchase some of the long-lead time elements for a fifth satellite for $15 million. We started paying for the construction of the satellites in April 1997 and we must pay further installments through December 2003. Loral has agreed to defer a total of $50 million of the payments under the Loral Satellite Contract originally scheduled for payment in 1999. Interest on the deferred amounts accrues at 10% per annum until December 2001, at which time interest becomes payable quarterly in cash. We must pay the amounts deferred in installments beginning in June 2002.

     If we fail to secure the financing required to pay Loral on a timely basis, we risk:

      delays in launching our satellites and starting broadcasting operations;

      increases in the cost of building or launching our satellites or other activities necessary to put CD Radio into operation;

      a default on our commitments to Loral, our creditors or others;

      our inability to commence CD Radio service; and

      the forced discontinuance of our operations or the sale of our business.

     A delay in introducing our service could hinder our ability to raise additional financing. Any delay in implementing our business plan would hurt our ability to obtain the financing we need by adversely affecting our expected results of operations and increasing our cost of capital. Our ability to begin offering our CD Radio service at the end of the fourth quarter of 2000 depends on Loral delivering completed satellites before the launch dates and providing or obtaining launch services on a timely basis. A significant delay in the development, construction, launch or commencement of operation of our satellites would adversely affect our results of operations in a material way.

     Other delays in implementing our business plan could also materially adversely affect our results of operations. Several factors could delay us, including the following:

      obtaining additional authorizations from the FCC;

      coordinating the use of S-band radio frequency spectrum with Mexico;

      delays in or modifications to the design, development, technical specifications, construction or testing of our satellites, receivers or other aspects of our system;

      delay in commercial availability of devices capable of receiving
      CD Radio;

      failure of our vendors to perform as anticipated; and

      a delayed or unsuccessful satellite launch or deployment.

We have previously incurred some delays in implementing our business plan. During any period of delay, we would continue to need significant amounts of cash to fund capital expenditures, administrative and overhead costs, contractual obligations and debt service. Accordingly, any delay could materially increase the aggregate amount of funds we need to commence operations. Additional financing may not be available on favorable terms or at all during periods of delay.

WE ARE DEPENDENT UPON LORAL TO BUILD AND LAUNCH OUR SATELLITES

     Our business depends upon Loral successfully constructing and launching the satellites to transmit CD Radio. We are relying upon Loral to construct and to deliver these satellites in orbit on a timely basis. We cannot assure you that Loral will deliver the satellites or provide these launch services on a timely basis, if at all. If Loral fails to deliver functioning satellites in a timely manner, our business could be materially adversely affected. Although our agreement with Loral requires Loral to pay us penalties for late delivery, based on the length of the delay, these remedies may not adequately mitigate the damage any launch delays cause to our business. In addition, if Loral fails to deliver the designated launch services due to causes beyond its control, Loral will not be liable for the delay or the damages caused by the delay. While the satellites are under construction, Loral is at risk should anything happen to the satellites. In addition, Loral is responsible for making sure the satellites meet specific performance specifications at the time of launch (in the case of our first three satellites) or at the time of delivery to our ground storage location (in the case of our fourth satellite). This means that if any satellite is destroyed during or after launch or if the fourth satellite is damaged or destroyed while in storage, Loral will not be responsible to us for the cost of replacing it.

     We depend on Loral to obtain access to available slots on launch vehicles and to contract with third-party launch service providers for the launch of our satellites. A launch service provider may postpone one or more of our launches for a variety of reasons, including:

      technical problems;

      a launch of a scientific satellite whose mission may be degraded by delay;

      the need to conduct a replacement launch for another customer; or

      a launch of another customer's satellite whose launch was postponed.

Generally, Loral is not liable to us for a satellite or launch failure. However, if the first Proton launch vehicle used to launch our satellites fails, Loral will provide us with a free replacement launch. The timing of this replacement launch cannot be predicted, but in any event would not be before delivery of the fourth satellite.

     We also depend on Loral to ensure that the software to test the satellites before launch, to run the satellites and to track and control the satellites, will be capable of handling the potential problems that may arise beginning on January 1, 2000. These potential problems are known as 'The Year 2000 Issue.' The Year 2000 Issue is the result of computer programs being written using two digits (rather than four) to define a year, which could result in miscalculations or system failures resulting from recognition of a date occurring after December 31, 1999 as falling in the year 1900 (or another year in the 1900s) rather than the year 2000 or thereafter. While currently the above mentioned systems are not fully prepared to handle The Year 2000 Issue, Loral is aware of this condition and has assured us that all Loral systems will be year 2000 compliant before the critical date of January 1, 2000.

WE ARE DEPENDENT ON LUCENT TO DESIGN AND DEVELOP CHIP SETS

     Our business depends upon Lucent successfully designing, developing and manufacturing commercial quantities of integrated circuits (or chip sets), which will be used in consumer electronic devices capable of receiving CD Radio's broadcasts. If Lucent fails to deliver commercial quantities of the chip sets in a timely manner, the costs of the chip set development work increases significantly or the price of the chip set is not low enough to support the introduction of consumer devices capable of receiving CD Radio, our business will be materially adversely affected. We have agreed to pay Lucent the cost of the development work related to the chip sets, currently estimated to be approximately $27 million.

     We cannot assure you that:

      Lucent will be able to deliver significant quantities of chip sets in order for us to commence operations at the end of the fourth quarter of 2000;

      the cost to us of the chip set development work will not exceed $27 million; or

      Lucent will be able to establish a price for the chip sets which will be low enough to encourage and support the widespread introduction of consumer devices capable of receiving CD Radio.

WE ARE NOT SURE THERE WILL BE A MARKET FOR CD RADIO

     Currently no one offers a commercial satellite radio service such as CD Radio in the United States. As a result, our proposed market is new and untested and we cannot reliably estimate the potential demand for this service or the degree to which our proposed service will meet that demand. We cannot assure you that there will be sufficient demand for CD Radio to enable us to achieve significant revenues or cash flow or profitable operations. CD Radio will achieve or fail to gain market acceptance depending upon factors beyond our control, including:

      the willingness of consumers to pay subscription fees to obtain satellite radio broadcasts;

      the cost, availability and consumer acceptance of devices capable of receiving CD Radio;

      our marketing and pricing strategies and those of our competitor;

      the development of alternative technologies or services; and

      general economic conditions.

OUR PLANNED SYSTEM RELIES ON UNPROVEN APPLICATIONS OF TECHNOLOGY

     Our satellite system applies technology in new and unproven ways. CD Radio is designed to be broadcast from three satellites orbiting the Earth. Two of the three satellites will transmit the same signal at any given time to receivers that will receive signals through antennas. This design applies technology in new and unproven ways. Accordingly, we cannot assure you that the CD Radio system will work as planned.

     Some obstructions will adversely affect CD Radio reception. High concentrations of tall buildings, other obstructions, such as those found in large urban areas, and tunnels will block the signals from both transmitting satellites. We plan to install terrestrial repeating transmitters to rebroadcast CD Radio in some urban areas to mitigate this problem. However, some areas with impediments to satellite line-of-sight may still experience 'dead zones.' We cannot assure you that the CD Radio system will operate as planned with the technology we have developed.

     Our system has never been tested with orbiting satellites. We cannot assure you that the CD Radio system will function as intended until we test it with orbiting satellites and antennas and receivers suitable for commercial production. We have never done this kind of test because there are no commercial satellites in orbit capable of transmitting radio signals on S-band frequencies to the United States. In support of our application for our FCC license, we conducted a terrestrial simulation of our proposed radio service from November 1993 through November 1994. For the demonstration, we transmitted S-band signals to a prototype receiver and satellite dish antenna installed in a car to simulate specific transmission characteristics of our planned system. As part of the demonstration, the prototype receiver received 30 channels of compact disc quality music while the car was driven throughout the range. We have also successfully tested our system in San Francisco, where our terrestrial repeater network has been completed.

SATELLITE LAUNCHES HAVE SIGNIFICANT RISKS

     We cannot assure you that the launches of our satellites will be successful. Satellite launches have significant risks, including launch failure, damage or destruction of the satellite during launch and failure to achieve a proper orbit or operate as planned. The Loral Satellite Contract does not protect us against the risks inherent in satellite launches or in-orbit operations. Our three satellites are scheduled to be launched on Proton launch vehicles, which are built by Russian entities. The Proton family of launch vehicles has a launch success rate of 92% based on its last 50 launches. Past experience, however, is not necessarily indicative of future performance.

     On July 5, 1999, the second stage of a Proton rocket launched from the Baikonur Cosmodrome in Kazakhstan malfunctioned during flight. As a result of this failure, the government of Kazakhstan suspended all future Proton rocket launches and the Russian government appointed an official investigatory commission. In late July, the commission announced that the failure was caused by a fire which started in one of the launch vehicle's engines. The commission also indicated that Russian government and space agency officials would meet with Kazakhstani officials to discuss a timetable for the resumption of launches from Baikonur. We cannot assure you that these developments will not delay one or more of our anticipated satellite launches.

     As part of our risk management program, we contracted with Loral for the construction of a fourth satellite that we will use as a ground spare and for some of the long-lead time parts for a fifth satellite. We also plan to obtain insurance covering a replacement launch to the extent required to cover risks Loral does not assume.

SATELLITES HAVE A LIMITED LIFE AND MAY FAIL IN ORBIT

     We expect that our satellites will last approximately 15 years, and that after this period their performance in delivering CD Radio will deteriorate. We cannot assure you, however, of the useful life of any particular satellite. Our operating results would be adversely affected if the useful life of our initial satellites is significantly shorter than 15 years.

     The useful lives of our satellites will vary and will depend on a number of factors, including:

      quality of construction;

      amount of fuel on board;

      durability of component parts;

      expected gradual environmental degradation of solar panels;

      random failure of satellite components, which could result in damage to or loss of a satellite; and

      in rare cases, damage or destruction by electrostatic storms or collisions with other objects in space.

If one of our satellites fails on launch or in orbit and if we are required to launch our spare satellite, our operational timetable will be delayed for up to six months. If two or more of our satellites fail on launch or in orbit, our operational timetable could be delayed by at least 16 months.

INSURANCE MAY NOT COVER ALL RISKS OF LAUNCHING AND OPERATING SATELLITES

     There are many potential risks to insure. Because our agreement with Loral does not protect us against launch vehicle failure, failure of a satellite to deploy correctly or failure of a satellite to operate as planned, we must purchase insurance to protect adequately against these risks. We cannot assure you that we will be able to purchase launch insurance or in-orbit insurance. The insurance premiums we pay may increase substantially upon any adverse change in insurance market conditions.

     Many risks we face may not be covered by insurance. Our insurance may not cover all of our losses, and may not fully reimburse us for the following:

      expenditures for a satellite which fails to perform to specifications after launch;

      damages from business interruption, loss of business and any expenditures arising from satellite failures or launch delays; and

      losses for which there are deductibles, exclusions and conditions.

OUR TECHNOLOGY MAY BECOME OBSOLETE

     We will depend on technologies being developed by third parties to implement key aspects of our system. These technologies may become obsolete. We may be unable to obtain more advanced technologies on a timely basis or on reasonable terms, or our competitors may obtain more advanced technologies and we may not have access to these technologies.

RECEIVERS AND ANTENNAS ARE NOT YET AVAILABLE

     To receive the CD Radio service, a subscriber will need to purchase a device capable of receiving our broadcasts as well as an appropriate antenna. Although we have entered into an agreement with Lucent to develop and manufacture chip sets that represent the essential element of CD Radio receivers, we cannot assure you that Lucent will succeed in this development effort. We have also entered into agreements with Delco, Recoton, Alpine and Matsushita to design and develop devices capable of receiving CD Radio broadcasts and antennas for use with these devices. We cannot assure you that Delco, Recoton, Alpine or Matsushita will succeed in their development efforts.

     No one currently manufactures devices capable of receiving CD Radio broadcasts and suitable antennas, and none of Delco, Recoton, Alpine and Matsushita has agreed to manufacture commercial quantities of these devices. We do not intend to manufacture or distribute CD Radio receivers and antennas ourselves. We have discussed the manufacture of CD Radio receivers and antennas for retail sale in the United States with several manufacturers, including Delco, Visteon, Recoton, Alpine and Matsushita. These discussions may not result in a binding commitment on the part of any manufacturer to produce, market and sell devices capable of receiving CD Radio broadcasts and suitable antennas in a timely manner and at a price that would permit the widespread introduction of CD Radio in accordance with our business plan. In addition, any manufacturers of devices capable of receiving CD Radio broadcasts and antennas may not produce them in sufficient quantities to meet anticipated consumer demand. Our business would be materially adversely affected if we cannot arrange for the timely development of these products for commercial sale at an affordable price and with sufficient retail distribution.

     Our FCC license requires that we design a receiver that is interoperable with the national satellite radio system being developed by the other existing licensee, XM Satellite Radio Inc. ('XM'). Although we have made progress towards designing a receiver that is interoperable with the system XM is constructing, we cannot predict whether we will be able to satisfy this interoperability requirement because of the various technological challenges involved. Complying with this interoperability requirement also could make the devices capable of receiving CD Radio broadcasts and the related antenna more difficult and costly to manufacture. Accordingly, this interoperability requirement could delay the commercial introduction of these products or require that they be sold at higher prices.

WE MAY NOT BE ABLE TO COMPETE EFFECTIVELY AGAINST CONVENTIONAL RADIO STATIONS, THE OTHER HOLDER OF AN FCC LICENSE TO PROVIDE THIS SERVICE OR OTHER POTENTIAL PROVIDERS OF THIS SERVICE

     We will be competing with established conventional (over the air) radio stations, which, unlike CD Radio:

      do not charge subscription fees;

      do not require users to purchase a separate receiver and antenna;

      often offer local information programming such as local news and traffic reports; and

      in the case of some FM stations, may begin to broadcast digital, compact disc quality signals before we start operations.

     In addition to direct competition from XM, we face the possibility of additional satellite broadcast radio competition:

      if the FCC grants additional licenses for satellite-delivered radio services;

      if holders of licenses for other portions of the electromagnetic spectrum (currently licensed for other uses) obtain changes to their licenses; or

      if holders of licenses without FCC restrictions for other portions of the spectrum devise a method of broadcasting satellite radio.

     Finally, one or more competitors may design a satellite radio broadcast system that is superior to our system. The competitive factors listed above could materially adversely affect our results of operations. In addition, any delays in introducing our service also could place us at a competitive disadvantage relative to any competitor that begins operations before us.

WE MAY NOT BE ABLE TO SUCCESSFULLY MANAGE RAPID GROWTH

     We expect to experience significant and rapid growth in the scope and complexity of our business as we proceed with the development of our satellite radio system. As of the date of this prospectus, we do not currently employ sufficient staff to program our broadcast service, manage operations, control the operation of our satellites or handle sales and marketing efforts. Although we have hired experienced executives in these areas, we must hire many additional employees before we begin commercial operations of our service. This growth is likely to place a substantial strain on our management and operational resources. Our results of operations could be materially adversely affected if we fail to do any of the following:

      develop and implement effective management systems;

      hire and train sufficient personnel to perform all of the functions necessary to effectively provide our service;

      manage our subscriber base and business; or

      manage our growth effectively.

WE ARE SUBJECT TO CONTINUING AND DETAILED REGULATION BY THE FCC

     Our FCC license is being challenged. On October 10, 1997, the FCC's International Bureau granted us an FCC license after we submitted a winning bid in an FCC auction. One of the low-bidders in the FCC auction applied to have the full FCC review the grant of our FCC license. The application requests that the FCC adopt restrictions on foreign ownership and overrule the granting of our FCC license on the basis of our ownership. If the FCC denies this application, the complaining party may appeal to the U.S. Court of Appeals. Because less than 25% of our voting stock is owned by non-U.S. persons, we believe the FCC will uphold the grant of our FCC license. We cannot predict the ultimate outcome of any proceedings relating to this application or any other proceedings that interested parties may file. Since December 29, 1997, there have been no developments in this matter.

     We need a modification to our FCC license before we can begin operation. In May 1998, we decided to increase the number of satellites in our system from two to three and to change the orbit of those satellites. To implement these changes, the FCC must approve changes to our FCC license. If the FCC were to deny our application to modify our license, we would be required to redesign our proposed system and modify our satellites, at a significant cost, and our commercial operations would be delayed. On December 11, 1998, we filed an application with the FCC for these changes. Although we believe that the FCC will approve our application for this necessary change, we cannot assure you that this will occur. XM and WCS Radio, Inc. have filed comments objecting to this modification of our FCC license. The FCC staff has requested additional materials from us, and we are in the process of complying with the staff's request. We cannot predict the time it will take the FCC to act on our application or any of these objections, or whether additional submissions or waiver requests will be necessary, and we cannot be sure that the modification we have requested will be granted.

     We will need to renew our FCC license after eight years. The term of our FCC license with respect to each satellite is eight years, beginning on the date it is declared operational after it is inserted into orbit. When the term of our FCC license for each satellite expires, we must apply for a renewal of the relevant license. If the FCC does not renew our FCC license, we would be forced to cease broadcasting CD Radio. We cannot assure you that we will obtain these renewals.

     We need FCC approval to operate our terrestrial repeating transmitters. Although we plan to install terrestrial repeating transmitters to rebroadcast
CD Radio in some urban areas, the FCC has not yet established rules governing the application procedure for obtaining authorizations to construct and operate terrestrial repeating transmitters on a commercial basis. The FCC initiated a rulemaking on the subject in March 1997 and received several comments urging the FCC to consider placing restrictions on the ability to deploy terrestrial repeating transmitters. We cannot predict the outcome of this process.

     The United States needs to complete frequency coordination with Mexico. To use our assigned spectrum, the United States government must complete a process of frequency coordination with Mexico. We cannot assure you that the United States government will be able to coordinate use of this spectrum with Mexico or do so in a timely manner. The United States and Canadian governments were required to complete a similar process and have done so.

     New devices may interfere with CD Radio broadcasts. The FCC has proposed regulations to allow a new type of lighting device that may generate radio energy in the part of the spectrum we intend to use. We believe the current proposed regulations for these devices do not contain adequate safeguards to prevent interference with services such as CD Radio. If the FCC fails to adopt adequate technical standards specifically applicable to these devices and if the use of these devices becomes commonplace, we could experience difficulties enforcing our rights. If the FCC fails to adopt adequate standards, the new devices could materially adversely affect reception of our broadcasts. Although we believe that the FCC will set adequate standards to prevent harmful interference, we cannot assure you that it will do so.

     We may be adversely affected by changing regulations. To provide CD Radio, we must retain our FCC license and obtain or retain other requisite approvals. Our ability to do so could be affected by changes in laws, FCC regulations, international agreements governing communications policy generally or international agreements relating specifically to CD Radio. In addition, the manner in which CD Radio would be offered or regulated could be affected by these changes.

     We may be adversely affected by foreign ownership restrictions. The Communications Act of 1934 restricts ownership in some broadcasters by foreigners. If these foreign ownership restrictions were applied to us, we would need further authorization from the FCC if our foreign ownership were to exceed 25%. The order granting our FCC license determined that, as a private carrier, those restrictions do not apply to us. However, the order granting our FCC license stated that our foreign ownership status under the Communications Act could be raised in a future proceeding. The pending appeal of the grant of our FCC license may bring the question of foreign ownership restrictions before the full FCC.

     We could be required to comply with public service regulations. The FCC has indicated that it may impose public service obligations on satellite radio broadcasters in the future, which could add to our costs or reduce our revenues. For example, the FCC could require broadcasters to set aside channels for educational programming. We cannot predict whether the FCC will impose public service obligations or the impact that any of these obligations would have on our results of operations.

CONSUMERS MAY STEAL OUR SERVICE

     Consumers may steal the CD Radio signal. Although we plan to use encryption technology to mitigate signal piracy, we do not believe that this technology is infallible. Accordingly, we cannot assure you that we can eliminate theft of the CD Radio signal. Widespread signal theft could reduce the number of motorists willing to pay us subscription fees and materially adversely affect our results of operations.

OUR PATENTS MAY NOT BE SUFFICIENT TO PREVENT OTHERS FROM COPYING ELEMENTS OF OUR SYSTEM

     Although our U.S. patents cover various features of satellite radio technology, our patents may not cover all aspects of our system. Others may duplicate aspects of our system which are not covered by our patents without liability to us. In addition, competitors may challenge, invalidate or circumvent our patents. We may be forced to enforce our patents or determine the scope and validity of other parties' proprietary rights through litigation. In this event, we may incur substantial costs and we cannot assure you of success in this litigation. In addition, others may block us from operating our system if our system infringes their patents, their pending patent applications which mature into patents or their inventions developed earlier which mature into patents. Should we desire to license our technology, we cannot assure you that we can do so. Assuming we pay all necessary fees on time, the earliest expiration date on any of our patents is April 10, 2012.

WE MAY NOT BE ABLE TO SATISFY A CHANGE OF CONTROL OFFER

     The indentures governing our senior secured notes and our senior secured discount notes and the certificates of designations for our Series C Preferred Stock, 9.2% Series A Junior Cumulative Convertible Preferred Stock and 9.2% Series B Junior Cumulative Convertible Preferred Stock contain provisions that apply to a change of control of our company. If someone triggers a change of control as defined in those instruments, we must offer to purchase those securities. If we have to make such an offer, we cannot be sure that we will have enough funds to pay for all the securities that holders could tender. If we fail to pay for our senior secured notes and our senior secured discount notes in a change of control offer, we will be in default under the indentures for the affected notes and the holders of these notes and their trustees may demand that we prepay all amounts outstanding under these notes. If we fail to pay for the Series C Preferred Stock in a change of control offer, the holders of a majority of this class of stock will be able to elect directors constituting at least 25% of our board of directors, up to a maximum of two directors. If we fail to pay for the 9.2% Series A Junior Cumulative Convertible Preferred Stock and the 9.2% Series B Junior Cumulative Convertible Preferred Stock in a change of control offer because of our obligations to other holders of our debt securities or preferred stock, we must use our best efforts to satisfy these obligations or to obtain permission to repurchase these classes of preferred stock.

EXISTING STOCKHOLDERS MAY CONTROL US AND THEIR INTERESTS MAY CONFLICT WITH YOURS

     As of July 31, 1999, our executive officers and directors beneficially owned or could vote approximately 19% of our outstanding common stock. In addition, as of that date, our executive officers and directors together with Prime 66 and the Apollo Investors beneficially owned or could vote approximately 47% of our outstanding common stock (assuming conversion of the Junior Preferred Stock). As a result of this concentration of ownership, these stockholders, if they choose to act in concert, may exert considerable influence over our management and policies. Similarly, some or all of these stockholders could delay, defer or prevent a change of control.

WE DO NOT INTEND TO PAY ANY DIVIDENDS ON OUR COMMON STOCK

     We have never paid any dividends on our common stock, and we do not currently anticipate paying any dividends on this stock. In addition, many of our agreements limit our ability to pay dividends.

OUR STOCK PRICE HAS BEEN VOLATILE

     The trading price of our common stock has been volatile, and it may continue to be so. This trading price could fluctuate widely in response to announcements of business and technical developments by us or our competitors, our success in accomplishing our business plan and other events or factors, including expectations by investors and securities analysts and our prospects. In addition, stock markets have experienced extreme price volatility in recent years. This volatility has had a substantial effect on the market prices of development stage companies, at times for reasons unrelated to their operating performance. These broad market fluctuations may adversely affect the price of our common stock.

OUR RIGHTS PLAN AND ANTI-TAKEOVER PROVISIONS IN OUR CHARTER DOCUMENTS COULD PREVENT AN ACQUISITION OF OUR COMPANY

     Our stockholders rights plan, the anti-takeover provisions in our charter documents and any issuance of our preferred stock could be deemed to have anti-takeover effects and may delay, deter or prevent an acquisition of our company that a stockholder might consider to be in his or her best interest. Our board of directors has the authority to issue shares of preferred stock in one or more series and to determine the price, rights, preferences and privileges of those shares without any further vote or action by stockholders. We have adopted a stockholders rights plan and in connection with the stockholders rights plan, our board of directors designated 300,000 shares of preferred stock as Series B Preferred Stock. Any issuance of our preferred stock, including preferred stock with voting and conversion rights, as well as our Series C Preferred Stock, our 9.2% Series A Junior Cumulative Convertible Preferred Stock and our 9.2%
Series B

Junior Cumulative Convertible Preferred Stock, which are convertible into shares of common stock, may adversely affect the voting power of the holders of common stock.

     We also may become subject to the anti-takeover provisions of Section 203 of the Delaware General Corporation Law. These provisions could delay or prevent a change of our control or adversely affect the market price of our common stock. Furthermore, the severance provisions of employment agreements with some members of our management provide for payments that could discourage an attempted change in our control.

THERE IS NO PUBLIC MARKET FOR THE DEBT SECURITIES, PREFERRED STOCK OR WARRANTS

     Before the offering of any debt securities, preferred stock or warrants, there will have been no public market for those securities and we do not intend to apply for the listing of any debt securities or preferred stock that may be offered by this prospectus on any securities exchange or for quotation of any debt securities or preferred stock on any public market. We cannot assure you that an active public market for any debt securities, preferred stock or warrants will develop or as to the liquidity, if any, that may develop in such market. If an active public market in any new class of securities does not develop, the market price and liquidity of those securities may be adversely affected. Please refer to the section in this prospectus entitled 'Plan of Distribution.'

     Historically, the market for non-investment grade debt securities and preferred stock has been affected by disruptions that have caused substantial volatility in the prices of securities similar to the debt securities, preferred stock and warrants that may be offered by this prospectus. We cannot assure you that any market for those securities will not be affected by similar disruptions.

HOLDERS OF DEBT SECURITIES WITH ORIGINAL ISSUE DISCOUNT MAY BE LIMITED IN BANKRUPTCY CLAIMS

     Debt securities that are issued or treated as issued at a discount from their principal amount will generally be treated as having original issue discount. If a bankruptcy case is commenced by or against us under the United States Bankruptcy Code after the issuance of the debt securities, the claim of a holder of the debt securities may be limited to an amount equal to the sum of
(1) the initial public offering price for the debt securities and (2) that portion of the original issue discount that is not deemed to constitute 'unmatured interest' for purposes of the United States Bankruptcy Code. Any original issue discount that was not amortized as of the date of the commencement of a bankruptcy filing would constitute 'unmatured interest.'

DILUTION UPON CONVERSION OF PREFERRED STOCK

     Our common equity holders and warrant holders may be diluted by the following actions:

      if the holders of our Series C Preferred Stock convert their shares into common stock, which may be done at any time;

      if the Apollo Investors convert their Junior Preferred Stock into common stock, which may be done at any time;

      if we issue additional equity securities, which we may do at any time unless prior approval of our stockholders is required under Delaware law, the rules of the Nasdaq National Market or the rules of any other stock exchange on which our equity securities may be listed; or

      if Ford exercises its warrants to purchase up to four million shares of our common stock, which may be done only if Ford satisfies requirements relating to the manufacture of vehicles capable of receiving CD Radio.

                  RATIO OF EARNINGS TO COMBINED FIXED CHARGES
                         AND PREFERRED STOCK DIVIDENDS

     The following table sets forth our ratio of earnings to combined fixed charges and preferred stock dividends for the periods indicated.

                                             YEAR ENDED DECEMBER 31,
                                 -----------------------------------------------   SIX MONTHS ENDED
                                  1994      1995      1996      1997      1998      JUNE 30, 1999
                                  ----      ----      ----      ----      ----      -------------
Ratio of earnings to fixed
  charges(1)...................    --        --        --        --        --          --
Ratio of earnings to combined
  fixed charges and preferred
  stock dividends(1)...........    --        --        --        --        --          --

--------------------
(1) No figure is provided for any period during which the applicable ratio was less than 1.00.

     The ratio of earnings to fixed charges is computed by dividing our earnings, which include income before taxes (excluding the cumulative and transition effects of accounting changes) and fixed charges, by fixed charges. The ratio of earnings to combined fixed charges and preferred stock dividends is computed by dividing earnings by the sum of fixed charges and dividends on preferred stock. 'Fixed charges' consist of interest on debt and a portion of rentals determined to be representative of interest. For the years ended December 31, 1994, 1995, 1996, 1997 and 1998 and for the six months ended
June 30, 1999, our earnings were insufficient to cover our fixed charges by approximately $4.1 million, $2.1 million, $2.8 million, $4.8 million, $62.3 million and $46.4 million. Earnings were also inadequate to cover our combined fixed charges and preferred stock dividends over the same time periods by approximately $4.1 million, $2.1 million, $2.8 million, $59.1 million, $99.9 million and $66.0 million.

                                USE OF PROCEEDS

     Unless otherwise indicated in the applicable prospectus supplement, we will use the net proceeds from the sale of the offered securities for general corporate purposes, including capital expenditures, the reduction of indebtedness and other purposes. We may invest funds not required immediately for such purposes in short-term obligations or we may use them to reduce the future level of our indebtedness.

                         DESCRIPTION OF DEBT SECURITIES

     The following description of the terms of the debt securities sets forth certain general terms that may apply to the debt securities. The particular terms of any debt securities will be described in the prospectus supplement relating to those debt securities. For purposes of this 'Description of Debt Securities,' the term 'CD Radio' refers to our company but not to any of its subsidiaries.

     Any senior debt securities will be issued in one or more series under an indenture, as supplemented or amended from time to time, between us and an institution that we will name in the related prospectus supplement, as trustee. Any subordinate debt securities will be issued in one or more series under an indenture, as supplemented or amended from time to time, between us and an institution that we will name in the related prospectus supplement, as trustee. For ease of reference, we will refer to the indenture relating to any senior debt securities as the senior indenture and to the indenture relating to any subordinate debt securities as the subordinate indenture.

     This summary of the terms and provisions of the debt securities and the indentures is not necessarily complete, and we refer you to the copy of the forms of the indentures which are filed as exhibits to the registration statement of which this prospectus forms a part. Whenever we refer to particular defined terms of the indentures in this section or in a prospectus supplement, we are incorporating these definitions into this prospectus or the prospectus supplement.

GENERAL

     The debt securities will be issuable in one or more series in accordance with an indenture supplemental to the applicable indenture or a resolution of our board of directors or a committee of the board. Unless otherwise specified in a prospectus supplement, each series of senior debt securities will rank equally in right of payment with all of our other senior unsecured obligations. Each series of subordinate debt securities will be subordinated and junior in right of payment to the extent and in the manner described in the subordinate indenture and any supplemental indenture relating to the subordinate debt securities. Except as otherwise provided in a prospectus supplement, the indentures do not limit our ability to incur other secured or unsecured debt, whether under the indentures, any other indenture that we may enter into in the future or otherwise. For more information, you should read the prospectus supplement relating to a particular offering of securities.

     The applicable prospectus supplement will describe the following terms of the series of debt securities with respect to which this prospectus is being delivered:

      the title of the debt securities of the series and whether such series constitutes senior debt securities or subordinated debt securities;

      any limit on the aggregate principal amount of the debt securities;

      the person to whom any interest on a debt security shall be payable, if other than the person in whose name that debt security is registered on the regular record date;

      the date or dates on which the principal and premium, if any, of the debt securities of the series are payable or the method of that determination or the right to defer any interest payments;

      the rate or rates (which may be fixed or variable) at which the debt securities will bear interest, if any, or the method of determining the rate or rates, the date or dates from which such interest will accrue, the interest payment dates on which any such interest will be payable or the method by which the dates will be determined, the regular record date for any interest payable on any interest payment date and the basis upon which interest will be calculated if other than that of a 360-day year of twelve 30-day months;

      the place or places where the principal of and any premium and any interest on the debt securities of the series will be payable, if other than the Borough of Manhattan, The City of New York;

      the period or periods within which, the date or dates on which, the price or prices at which and the terms and conditions upon which the debt securities of the series may be redeemed, in whole or in part, at our option or otherwise;

      our obligation, if any, to redeem, purchase or repay the debt securities of the series pursuant to any sinking fund or analogous provisions or at the option of the holders and the period or periods within which, the price or prices at which, the currency or currencies including currency unit or units in which and the terms and conditions upon which, the debt securities shall be redeemed, purchased or repaid, in whole or in part;

      the terms, if any, upon which the debt securities of the series may be convertible into or exchanged for other debt securities, preferred stock or common stock of CD Radio and the terms and conditions upon which the conversion or exchange shall be effected, including the initial conversion or exchange price or rate, the conversion or exchange period and any other additional provisions;

      the denominations in which any debt securities will be issuable, if other than denominations of $1,000 and any integral multiple thereof;

      the currency, currencies or currency units in which payment of principal of and any premium and interest on debt securities of the series shall be payable, if other than United States dollars;

      any index, formula or other method used to determine the amount of payments of principal of and any premium and interest on the debt securities;

      if the principal amount payable at the stated maturity of debt securities of the series will not be determinable as of any one or more dates before the stated maturity, the amount that will be deemed to be the principal amount as of any date for any purpose, including the principal amount thereof which will be due and payable upon any maturity other than the stated maturity or which will be deemed to be outstanding as of any date (or, in any such case, the manner in which the deemed principal amount is to be determined), and if necessary, the manner of determining the equivalent thereof in United States currency;

      if the principal of or any premium or interest on any debt securities is to be payable, at our election or the election of the holders, in one or more currencies or currency units other than that or those in which such debt securities are stated to be payable, the currency, currencies or currency units in which payment of the principal of and any premium and interest on such debt securities shall be payable, and the periods within which and the terms and conditions upon which such election is to be made;

      if other than the principal amount thereof, the portion of the principal amount of the debt securities which will be payable upon declaration of the acceleration of the maturity thereof or provable in bankruptcy;

      the applicability of, and any addition to or change in, the covenants and definitions then set forth in the applicable indenture or in the terms then set forth in such indenture relating to permitted consolidations, mergers or sales of assets;

      any changes or additions to the provisions of the applicable indenture dealing with defeasance, including the addition of additional covenants that may be subject to our covenant defeasance option;

      whether any of the debt securities are to be issuable in permanent global form and, if so, the depositary or depositaries for such global security and the terms and conditions, if any, upon which interests in such debt securities in global form may be exchanged, in whole or in part, for the individual debt securities represented thereby in definitive registered form, and the form of any legend or legends to be borne by the global security in addition to or in lieu of the legend referred to in the applicable indenture;

      the appointment of any trustee, any authenticating or paying agents, transfer agent or registrars;

      the terms, if any, of any guarantee of the payment of principal, premium and interest with respect to debt securities of the series and any corresponding changes to the provisions of the applicable indenture as then in effect;

      the terms, if any, of the transfer, mortgage, pledge or assignment as security for the debt securities of the series of any properties, assets, moneys, proceeds, securities or other collateral, including whether certain provisions of the Trust Indenture Act are applicable and any corresponding changes to provisions of the applicable indenture as then in effect;

      any addition to or change in the events of default with respect to the debt securities of the series and any change in the right of the trustee or the holders to declare the principal, premium and interest with respect to the debt securities due and payable;

      any applicable subordination provisions in addition to those set forth herein with respect to subordinated debt securities; and

      any other terms of the debt securities not inconsistent with the provisions of the applicable indenture.

     We may sell debt securities at a substantial discount below their stated principal amount or debt securities that bear no interest or bear interest at a rate which at the time of issuance is below market rates. We will describe the material U.S. federal income tax consequences, accounting and other special considerations applicable to the debt securities in the applicable prospectus supplement.

     If the purchase price of any of the debt securities is payable in one or more foreign currencies or currency units or if any debt securities are denominated in one or more foreign currencies or currency units or if the principal of, premium, if any, or interest, if any, on any debt securities is payable in one or more foreign currencies or currency units, we will set forth the restrictions, elections, specific terms and other information with respect to such issue of debt securities and such foreign currency or currency units in the applicable prospectus supplement.

EXCHANGE, REGISTRATION, TRANSFER AND PAYMENT

     Unless otherwise indicated in the applicable prospectus supplement, principal, premium, if any, and interest, if any, on the debt securities will be payable, without coupons, and the exchange of and the transfer of debt securities will be registrable, at our office or agency maintained for such purpose in the Borough of Manhattan, The City of New York and at any other office or agency maintained for such purpose. Unless otherwise indicated in the applicable prospectus supplement, the debt securities will be issued in denominations of $1,000 and any integral multiples thereof.

     Holders may present each series of debt securities for exchange as provided above, and for registration of transfer, with the form of transfer endorsed thereon, or with a satisfactory written instrument of transfer, duly executed, at the office of the appropriate securities registrar or at the office of any transfer agent designated by us for such purpose and referred to in the applicable prospectus supplement, without service charge and upon payment of any taxes and other governmental charges as described in the indenture. We will appoint the trustee of each series of debt securities as securities registrar for such series under the indenture. If the applicable prospectus supplement refers to any transfer agents, in addition to the securities registrar initially designated by us with respect to any series, we may at any time rescind the designation of any such transfer agent or approve a change in the location through which any such transfer agent acts, provided that we maintain a transfer agent in each place of payment for the series. We may at any time designate additional transfer agents with respect to any series of debt securities.

     All moneys paid by us to a paying agent for the payment of principal, premium, if any, or interest, if any, on any debt security which remain unclaimed for two years after such principal, premium or interest has become due and payable may be repaid to us, and after such time, the holder of such debt security may look only to us for payment.

     In the event of any redemption, we shall not be required to (a) issue, register the transfer of or exchange debt securities of any series during a period beginning at the opening of business 15 days before the day of the mailing of a notice of redemption of debt securities of that series to be redeemed and ending at the close of business on the day of such mailing or (b) register the transfer of or exchange any debt security called for redemption, except, in the case of any debt securities being redeemed in part, any portion not being redeemed.

BOOK-ENTRY SYSTEM

     The provisions set forth below in this section headed 'Book-Entry System' will apply to the debt securities of any series if the prospectus supplement relating to such series so indicates.

     Unless otherwise indicated in the applicable prospectus supplement, the debt securities of such series will be represented by one or more global securities registered with a depositary named in the prospectus supplement relating to such series. Except as set forth below, a global security may be transferred, in whole but not in part, only to the depositary or another nominee of the depositary.

     The specific terms of the depositary arrangement with respect to a series of debt securities will be described in the prospectus supplement relating to the series. We anticipate that the following provisions will generally apply to depositary arrangements.

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

     Upon the issuance of a global security, the depositary will credit, on its book-entry registration and transfer system, the respective principal amounts of the debt securities represented by such global security to the accounts of institutions or persons, commonly known as participants, that have accounts with the depositary or its nominee. The accounts to be credited will be designated by the underwriters, dealers or agents. Ownership of beneficial interests in a global security will be limited to participants or persons that may hold interests through participants. Ownership of interests in such global security will be shown on, and the transfer of those ownership interests will be effected only through, records maintained by the depositary (with respect to participants' interests) and such participants (with respect to the owners of beneficial interests in such global security). The laws of some jurisdictions may require that certain purchasers of securities take physical delivery of the securities in definitive form. These limits and laws may impair the ability to transfer beneficial interests in a global security.

     So long as the depositary, or its nominee, is the registered holder and owner of such global security, the depositary or such nominee, as the case may be, will be considered the sole owner and holder for all purposes of the debt securities and for all purposes under the applicable indenture. Except as set forth below or as otherwise provided in the applicable prospectus supplement, owners of beneficial interests in a global security will not be entitled to have the debt securities represented by such global security registered in their names, will not receive or be entitled to receive physical delivery of debt securities in definitive form and will not be considered to be the owners or holders of any debt securities under the applicable indenture or such global security. Accordingly, each person owning a beneficial interest in a global security must rely on the procedures of the depositary and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, to exercise any rights of a holder of debt securities under the applicable indenture of such global security. We understand that under existing industry practice, in the event we request any action of holders of debt securities or if an owner of a beneficial interest in a global security desires to take any action that the depositary, as the holder of such global security is entitled to take, the depositary would authorize the participants to take such action, and that the participants would authorize beneficial owners owning through such participants to take such actions or would otherwise act upon the instructions of beneficial owners owning through them.

     Payments of principal of and premium, if any, and interest, if any, on debt securities represented by a global security will be made to the depositary or its nominee, as the case may be, as the registered owner and holder of such global security, against surrender of the debt securities at the principal corporate trust office of the trustee. Interest payments will be made at the principal corporate trust office of the trustee or by a check mailed to the holder at its registered address. Payment in any other manner will be specified in the prospectus supplement.

     We expect that the depositary, upon receipt of any payment of principal, premium, if any, of interest, if any, in respect of a global security, will credit immediately participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such global security as shown on the records of the depositary. We expect that payments by participants to owners of beneficial interests in a global security held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in 'street name,' and will be the responsibility of such participant. Neither CD Radio nor the trustee nor any agent of CD Radio or the trustee will have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in a global security or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests or for any other aspect of the relationship between the depositary and its participants or the relationship between such participants and the owners of beneficial interests in such global security owning through such participants.

     Unless and until it is exchanged in whole or in part for debt securities in definitive form, a global security may not be transferred except as a whole by the depositary to a nominee of such

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

depositary or by a nominee of such depositary to such depositary or another nominee of such depositary.

     Unless otherwise provided in the applicable prospectus supplement, debt securities represented by a global security will be exchangeable for debt securities in definitive form of like tenor as such global security in denominations of $1,000 and in any greater amount that is an integral multiple thereof if:

      the depositary notifies us and the trustee that it is unwilling or unable to continue as depositary for such global security or if at any time the depositary ceases to be a clearing agency registered under the Exchange Act and a successor depositary is not appointed by us within 90 days;

      we, in our sole discretion, determine not to have all of the debt securities represented by a global security and notify the trustee thereof; or

      there shall have occurred and be continuing an event of default or an event which, with the giving of notice or lapse of time, or both, would constitute an event of default with respect to the debt securities.

Any debt security that is exchangeable pursuant to the preceding sentence is exchangeable for debt securities registered in such names as the depositary shall instruct the trustee. It is expected that such instructions may be based upon directions received by the depositary from its participants with respect to ownership of beneficial interests in such global security. Subject to the foregoing, a global security is not exchangeable except for a global security or global securities of the same aggregate denominations to be registered in the name of the depositary or its nominee.

OPTION TO DEFER INTEREST PAYMENTS OR TO PAY-IN-KIND

     If so described in the applicable prospectus supplement, we will have the right, at any time and from time to time during the term of any series of debt securities, to defer the payment of interest for such number of consecutive interest payment periods as may be specified in the applicable prospectus supplement, subject to the terms, conditions and covenants, if any, specified in such prospectus supplement, provided that an extension period may not extend beyond the stated maturity of the final installment of principal of the series of debt securities. If provided in the applicable prospectus supplement, we will have the right, at any time and from time to time during the term of any series of debt securities, to make payments of interest by delivering additional debt securities of the same series.

COVENANTS OF CD RADIO

     The covenants, if any, that will apply to a particular series of debt securities will be set forth in the indenture relating to such series of debt securities. Except as otherwise specified in the applicable prospectus supplement with respect to any series of debt securities, we may remove or add covenants without the consent of holders of the securities.

DEFEASANCE AND COVENANT DEFEASANCE

     We may be discharged from our obligations on the debt securities of any series that have matured or will mature or be redeemed within one year if we deposit with the trustee enough cash to pay all the principal, interest and any premium due to the stated maturity date or redemption date of the debt securities and comply with certain other conditions set forth in the applicable indenture.

     Each indenture contains a provision that permits us to elect either:

      to be discharged after 90 days from all of our obligations (subject to limited exceptions) with respect to any series of debt securities then outstanding ('defeasance'); and/or to be released from our obligations under certain covenants and from the consequences of an event of default resulting from a breach of those covenants or cross-default ('covenant defeasance').

To make either of the above elections, we must deposit in trust with the trustee money and/or U.S. Government Obligations, if the debt securities are denominated in U.S. dollars, and/or Foreign Government Securities if the debt securities are denominated in a foreign currency, which through the payment of principal and interest under their terms will provide sufficient money, without reinvestment, to repay in full those senior or subordinate debt securities. As a condition to defeasance or covenant defeasance, we must deliver to the trustee an opinion of counsel that the holders of the debt securities will not recognize income, gain or loss for federal income tax purposes as a result of the defeasance.

     If either of the above events occur, the holders of the debt securities of the series will not be entitled to the benefits of the indenture, except for registration of transfer and exchange of debt securities and replacement of lost, stolen or mutilated debt securities.

EVENTS OF DEFAULT

     The following events are defined in the indentures as 'Events of Default' with respect to a series of debt securities (unless such event is specifically inapplicable to a particular series as described in the applicable prospectus supplement):

      failure to pay any interest on any debt security of that series when due, which failure continues for 30 days;

      failure to pay principal of or any premium on any debt security of that series when due;

      failure to deposit any sinking fund payment, within 30 days of when due, in respect of any debt security of that series;

      with respect to each series of debt securities, failure to perform any other of our covenants applicable to that series, which failure continues for 90 days after written notice to us by the trustee or to us and the trustee by the holders of at least 25% in principal amount of the outstanding debt securities of that series specifying such failure, requiring it to be remedied and stating that such notice is a 'Notice of Default';

      certain events of bankruptcy, insolvency or reorganization involving us;
      and

      any other Event of Default provided with respect to debt securities of that series.

     If an Event of Default for any series of debt securities occurs and continues, the trustee or holders of at least 25% in principal amount of the debt securities of that series may declare the entire principal amount of all the debt securities of that series to be due and payable immediately. Subject to certain conditions, the declaration may be annulled and past defaults (except uncured payment defaults and certain other specified defaults) may be waived by the holders of a majority of the principal amount of the outstanding debt securities of that series.

     An Event of Default for a particular series of debt securities does not necessarily constitute an event of default for any other series of debt securities issued under an indenture.

     Each indenture will require the trustee, within 90 days after the occurrence of a default known to it with respect to any outstanding series of debt securities, to give the holders of that series notice of the default if uncured or not waived. However, the trustee may withhold this notice if it determines in good faith that the withholding of this notice is in the interest of those holders, except that the trustee may not withhold this notice in the case of a payment default. The term 'default' for the purpose of this provision means any event that is, or after notice or lapse of time or both would become, an Event of Default with respect to debt securities of that series.

     Other than the duty to act with the required standard of care during an Event of Default, a trustee is not obligated to exercise any of its rights or powers under the applicable indenture at the request or direction of any of the holders of debt securities, unless the holders have offered to the trustee reasonable indemnification. Each indenture provides that the holders of a majority in principal amount of outstanding debt securities of any series may in certain circumstances direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or other power conferred on the trustee.

     The senior indenture will include a covenant that we will file annually with the trustee a certificate of no default, or specifying any default that exists.

MODIFICATION, WAIVER AND MEETINGS

     We and the trustee may enter into supplemental indentures without the consent of the holders of debt securities for one or more of the following purposes:

      to evidence the succession of another person to us pursuant to the provisions of the applicable indenture relating to consolidations, mergers and sales of assets and the assumption by the successor of our covenants, agreements and obligations in the applicable indenture and in the debt securities;

      to surrender any right or power conferred upon us by the applicable indenture, to add to our covenants such further covenants, restrictions, conditions or provisions for the protection of the holders of all or any series of debt securities as our board of directors shall consider to be for the protection of the holders of the debt securities, and to make the occurrence, or the occurrence and continuance, of a default in any of the additional covenants, restrictions, conditions or provisions a default or an Event of Default under the applicable indenture (provided, however, that with respect to any such additional covenant, restriction, condition or provision, the supplemental indenture may provide for a period of grace after default, which may be shorter or longer than that allowed in the case of other defaults, may provide for an immediate enforcement upon the default, may limit the remedies available to the trustee upon the default, or may limit the right of holders of a majority in aggregate principal amount of any or all series of debt securities to waive the default);

      to cure any ambiguity or omission or to correct or supplement any provision contained in the applicable indenture, in any supplemental indenture or in any debt securities that may be defective or inconsistent with any other provision contained therein, to convey, transfer, assign, mortgage or pledge any property to or with the trustee, or to make such other provisions in regard to matters or questions arising under the applicable indenture, in each case as shall not adversely affect the interests of any holders of debt securities of any series in any material respect;

      to modify or amend the applicable indenture to permit the qualification of such indenture or any supplemental indenture under the Trust Indenture Act as then in effect;

      to add guarantees with respect to any or all of the debt securities or to secure any or all of the debt securities;

      to add to, change or eliminate any of the provisions of the applicable indenture with respect to one or more series of debt securities; so long as any such addition, change or elimination not otherwise permitted under the applicable indenture shall (1) neither apply to any debt security of any series created before the execution of the supplemental indenture and entitled to the benefit of the provision nor modify the rights of the holders of any debt security with respect to the provision, or (2) become effective only when there is no such debt security outstanding;

      to evidence and provide for the acceptance of appointment by a successor or separate trustee with respect to the debt securities of one or more series and to add to or change any of the provisions of the applicable indenture as shall be necessary to provide for or facilitate the administration of such indenture by more than one trustee;

      to establish the form or terms of debt securities of any series;

      to provide for uncertificated debt securities in addition to or in place of certificated debt securities (provided that the uncertificated debt securities are issued in registered form for purposes of Section 163(f) of the Internal Revenue Code or in a manner such that the uncertificated debt securities are described in Section 163(f)(2)(B) of such Code); and

      to make any change that does not adversely affect the rights of any holder.

     Modifications and amendments of the applicable indenture may be made by CD Radio and the trustee with the consent of the holders of a majority in principal amount of the outstanding debt securities of each series affected by such modification or amendment; provided, however, that no such modification or amendment may, without the consent of the holder of each outstanding debt security affected thereby:

      change the stated maturity of the principal of, or any installment of principal of or interest on, any debt security;

      reduce the principal amount of, rate of interest on or any premium payable upon the redemption of any debt security;

      reduce the amount of principal of an original issue discount security payable upon acceleration of the maturity thereof;

      change the place of payment where, or the coin or currency in which, any debt security or any premium or interest thereon is payable;

      impair the right to institute suit for the enforcement of any payment on or with respect to any debt security after the stated maturity, redemption date or repayment date;

      reduce the percentage in principal amount of outstanding debt securities of any series, the consent of whose holders is required for modification or amendment of the applicable indenture or for waiver of compliance with certain provisions of such indenture or for waiver of certain defaults;

      change the optional redemption or repurchase provisions in a manner adverse to any holder; or

      modify any of the provisions set forth in this paragraph, except to increase the percentage of holders whose consent is required for modifications and amendments of the applicable indenture or to provide that certain other provisions of the applicable indenture may not be modified or waived without the consent of the holder of each outstanding debt security affected thereby.

     The holders of a majority in principal amount of the outstanding debt securities of each series may, on behalf of the holders of all the debt securities of that series, waive, insofar as that series is concerned, compliance by us with certain restrictive provisions of the applicable indenture. The holders of a majority in principal amount of the outstanding debt securities of each series may, on behalf of all holders of debt securities of that series and any coupons relating to such series, waive any past default under the applicable indenture with respect to debt securities of the series, except a default (a) in the payment of principal of or any premium or interest on any debt security of such series or (b) in respect of a covenant or provision of the applicable indenture which cannot be modified or amended without the consent of each holder of outstanding debt securities of the affected series.

     The indentures provide that in determining whether the holders of the requisite principal amount of the outstanding debt securities have given any request, demand, authorization, direction, notice, consent or waiver thereunder or whether a quorum is present at a meeting of holders of debt securities the principal amount of an original issue discount security that shall be deemed to be outstanding shall be the amount of the principal thereof that would be due and payable as of the date of such determination upon acceleration of the maturity thereof;

      the principal amount of a debt security denominated in other than U.S. dollars shall be the U.S. dollar equivalent, determined on the date of original issuance of such debt security, of the principal amount of such debt security (or, in the case of an original issue discount security, the U.S. dollar equivalent on the date of original issuance of such debt security of the amount determined (as provided in (a) above of such debt security)); and

      debt securities owned by us or any subsidiary of ours shall be disregarded and deemed not to be outstanding.

     In addition, we and the trustees may execute, without the consent of any holder of the debt securities, any supplemental indenture for the purpose of creating any new series of debt securities.

SUBORDINATION

     Except as set forth in the applicable prospectus supplement, the subordinate indenture provides that the subordinate debt securities are subordinate and junior in right of payment to all of our senior indebtedness.
If:

      we default in the payment of any principal of, premium, if any, or interest on, any senior indebtedness when the same becomes due and payable, whether at maturity or at a date fixed for prepayment or declaration or otherwise; or

      an Event of Default occurs with respect to any senior indebtedness permitting the holders thereof to accelerate the maturity thereof and written notice of such Event of Default, requesting that payments on subordinate debt securities cease, is given to us by the holders of senior indebtedness;

then unless and until the default in payment or Event of Default shall have been cured or waived or shall have ceased to exist, no direct or indirect payment, in cash, property or securities, by set-off or otherwise, will be made or agreed to be made on account of the subordinate debt securities or interest thereon or in respect of any repayment, redemption, retirement, purchase or other acquisition of subordinate debt securities.

     Except as set forth in the applicable prospectus supplement, the subordinate indenture provides that in the event of:

      any insolvency, bankruptcy, receivership, liquidation, reorganization, readjustment, composition or other similar proceeding relating to us, our creditors or our property;

      any proceeding for the liquidation, dissolution or other winding-up of CD Radio, voluntary or involuntary, whether or not involving insolvency or bankruptcy proceedings;

      any assignment by us for the benefit of creditors; or

      any other marshaling of our assets,

all present and future senior indebtedness, including, without limitation, interest accruing after the commencement of the proceeding, assignment or marshaling of assets, will first be paid in full before any payment or distribution, whether in cash, securities or other property, will be made by us on account of subordinate debt securities. In that event, any payment or distribution, whether in cash, securities or other property, other than securities of CD Radio or any other corporation provided for by a plan of reorganization or a readjustment, the payment of which is subordinate, at least to the extent provided in the subordination provisions of the indenture, to the payment of all senior indebtedness at the time outstanding and to any securities issued in respect thereof under any such plan of reorganization or readjustment and other than payments made from any trust described in the 'Defeasance and Covenant Defeasance' above, which would otherwise but for the subordination provisions be payable or deliverable in respect of subordinate debt securities, including any such payment or distribution which may be payable or deliverable by reason of the payment of any other indebtedness of ours being subordinate to the payment of subordinated debt securities, will be paid or delivered directly to the holders of senior indebtedness or to their representative or trustee, in accordance with the priorities then existing among such holders, until all senior indebtedness shall have been paid in full. No present or future holder of any senior indebtedness will be prejudiced in the right to enforce subordination of the indebtedness evidenced by subordinate debt securities by any act or failure to act on our part.

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

     The term 'senior indebtedness' is defined as the principal of, premium, if any, and interest on:

      all of our indebtedness, whether outstanding on the date of the issuance of subordinate debt securities or thereafter created, incurred or assumed, which is for money borrowed, or which is evidenced by a note or similar instrument given in connection with the acquisition of any business, properties or assets, including securities;

      any such indebtedness of others for the payment of which we are responsible or liable as guarantor or otherwise; and

      amendments, renewals, extensions and refundings of any such indebtedness;

unless in any instrument or instrument evidencing or securing such indebtedness or pursuant to which the same is outstanding, or in any such amendment, renewal, extension or refunding, it is expressly provided that such indebtedness is not superior in right of payment to subordinated debt securities. The senior indebtedness will continue to be senior indebtedness and entitled to the benefits of the subordination provisions irrespective of any amendment, modification or waiver of any term of the senior indebtedness or extension or renewal of the senior indebtedness.

     Except as provided in the applicable prospectus supplement, the subordinate indenture for a series of subordinated debt does not limit the aggregate amount of senior indebtedness that may be issued by us. The subordinate debt securities are effectively subordinated to all existing and future liabilities of our subsidiaries.

     By reason of such subordination, in the event of a distribution of assets upon insolvency, some of our general creditors may recover more, ratably, than holders of the subordinated debt securities.

     A subordinate indenture may provide that the subordination provisions thereof will not apply to money and securities held in trust pursuant to the satisfaction and discharge and the legal defeasance provisions of the subordinate indenture.

     If this prospectus is being delivered in connection with the offering of a series of subordinated debt securities, the accompanying prospectus supplement or the information incorporated by reference therein will set forth the approximate amount of senior indebtedness outstanding as of a recent date.

CONSOLIDATION, MERGER AND SALE OF ASSETS

     Except as may otherwise be provided in the prospectus supplement, each indenture provides that we may not consolidate with or merge with or into any person, or convey, transfer or lease all or substantially all of its assets, or permit any person to consolidate with or merge into us, unless the following conditions have been satisfied:

     (a) either (1) we shall be the continuing person in the case of a merger or
         (2) the resulting, surviving or transferee person, if other than us (the 'Successor Company'), shall be a corporation organized and existing under the laws of the United States, any State or the District of Columbia and shall expressly assume all our obligations under the debt securities and the applicable indenture;

     (b) immediately after giving effect to the transaction (and treating any indebtedness that becomes an obligation of the Successor Company or any subsidiary of ours as a result of the transaction as having been incurred by the Successor Company or the subsidiary at the time of the transaction), no default, Event of Default or event that, after notice or lapse of time, would become an Event of Default under the applicable indenture shall have occurred and be continuing; and

     (c) we shall have delivered to the trustee under each indenture an officers' certificate and an opinion of counsel, each stating that the consolidation, merger, transfer or lease complies with the provisions of the applicable indenture.

     Upon completion of any such transaction, the Successor Company resulting from such consolidation or into which we are merged or the transferee or lessee to which such conveyance, transfer or lease is made, will succeed to, and be substituted for, and may exercise every right and power of, us under each indenture, and thereafter, except in the case of a lease, the predecessor (if still in existence) will be released from its obligations and covenants under each indenture and all outstanding debt securities.

NOTICES

     Except as otherwise provided in the indentures, notices to holders of debt securities will be given by mail to the addresses of such holders as they appear in the Security Register.

CONVERSION OR EXCHANGE

     If and to the extent indicated in the applicable prospectus supplement, the debt securities of any series may be convertible or exchangeable into other securities. The specific terms on which debt securities of any series may be so converted or exchanged will be set forth in the applicable prospectus supplement. These terms may include provisions for conversion or exchange, either mandatory, at the option of the holder, or at our option, in which case the number of shares of other securities to be received by the holders of debt securities would be calculated as of a time and in the manner stated in the applicable prospectus supplement.

TITLE

     Before due presentment of a debt security for registration of transfer, we, the trustee and any agent of ours or the trustee may treat the person in whose name such debt security is registered as the owner of such debt security for the purpose of receiving payment of principal of and any premium and any interest (other than defaulted interest or as otherwise provided in the applicable prospectus supplement) on such debt security and for all other purposes whatsoever, whether or not such debt security be overdue, and neither CD Radio, the trustee nor any agent of ours or the trustee shall be affected by notice to the contrary.

REPLACEMENT OF DEBT SECURITIES

     Any mutilated debt security will be replaced by us at the expense of the holder upon surrender of such debt security to the trustee. Debt securities that become destroyed, stolen or lost will be replaced by us at the expense of the holder upon delivery to the trustee of the debt security or evidence of the destruction, loss or theft thereof satisfactory to us and the trustee. In the case of a destroyed, lost or stolen debt security, an indemnity satisfactory to the trustee and us may be required at the expense of the holder of such debt security before a replacement debt security will be issued.

GOVERNING LAW

     The indentures and the debt securities will be governed by, and construed in accordance with, the laws of the State of New York.

REGARDING THE TRUSTEE

     We may appoint a separate trustee for any series of debt securities. As used herein in the description of a series of debt securities, the term 'trustee' refers to the trustee appointed with respect to the series of debt securities.

     The indentures contain certain limitations on the right of the trustee, should it become a creditor of ours, to obtain payment of claims in certain cases or to realize for its own account on certain property received in respect of any such claim as security or otherwise. The trustee will be permitted to engage in certain other transactions; however, if it acquires any conflicting interest and there is a default under the debt securities of any series for which the trustee serves as trustee, the trustee must eliminate such conflict or resign.

     The trustee or its affiliate may provide certain banking and financial services to us in the ordinary course of business.

                          DESCRIPTION OF CAPITAL STOCK

     Our amended and restated certificate of incorporation provides for authorized capital of 250,000,000 shares, consisting of 200,000,000 shares of common stock, par value $0.001 per share, and 50,000,000 shares of preferred stock, par value $0.001 per share.

     The following description sets forth the terms and provisions of our common stock, preferred stock and of certain classes of preferred stock which have been authorized by the board of directors. The terms of any shares of our capital stock offered by any prospectus supplement, but not set forth below, will be described in the prospectus supplement relating to such shares of capital stock.

COMMON STOCK

     As of August 9, 1999, we had 23,341,731 shares of common stock outstanding held of record by 232 persons, and had reserved for issuance 41,556,719 shares of common stock with respect to incentive stock plans, outstanding common stock purchase warrants and conversion of the Series C Preferred Stock and Junior Preferred Stock.

     Holders of the common stock are entitled to cast one vote for each share held of record on all matters acted upon at any stockholder's meeting and to receive dividends if, as and when declared by the Board of Directors out of funds legally available therefor. There are no cumulative voting rights. If there is any liquidation, dissolution or winding-up of our company, each holder of our common stock will be entitled to participate, taking into account the rights of any outstanding Preferred Stock, ratably in all of our assets remaining after payment of liabilities. Holders of our common stock have no preemptive or conversion rights. All outstanding shares of common stock, including shares of common stock issued upon the exercise of the common stock warrants, will be fully paid and non-assessable.

     Our common stock is quoted on the Nasdaq National Market under the symbol 'CDRD.'

PREFERRED STOCK

     The board of directors is authorized, subject to any limitations prescribed by law, without further stockholder approval, to issue from time to time up to an aggregate of 50,000,000 shares of our preferred stock, in one or more series. Each such series of preferred stock shall have such number of shares, designations, preferences, powers, qualifications and special or relative rights or privileges as shall be determined by the board of directors, which may include, among others, dividend rights, voting rights, redemption and sinking fund provisions, liquidation preferences, conversion rights and preemptive rights. The rights of the holders of common stock will be subject to the rights of holders of any preferred stock issued in the future. The issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring, a majority of our outstanding voting stock.

     The specific terms of any preferred stock being offered will be described in the prospectus supplement relating to that preferred stock. The following summaries of the provisions of the preferred stock are subject to, and are qualified in their entirety by reference to, the certificate of designation relating to the particular class or series of preferred stock. Reference is made to the prospectus supplement relating to the preferred stock offered with that prospectus for specific terms, including:

      the designation of the preferred stock;

      the number of shares of the preferred stock offered, the liquidation preference per share and the initial offering price of the preferred stock;

      the dividend rate(s), period(s) and/or payment date(s) or method(s) of calculation these items applicable to the preferred stock;

      the date from which dividends on the preferred stock shall accumulate, if applicable;

      the procedures for any auction and remarketing of the preferred stock;

      the provision of a sinking fund, if any, for the preferred stock;

      the provision for redemption, if applicable, of the preferred stock;

      any listing of the preferred stock on any securities exchange;

      the terms and conditions, if applicable, upon which the preferred stock will be convertible into or exchangeable for common stock, and whether at our option or the option of the holder;

      whether the preferred stock will rank senior or junior to or on a parity with any other class or series of preferred stock;

      the voting rights, if any, of the preferred stock;

      any other specific terms, preference, rights, limitations or restrictions of the preferred stock; and

      a discussion of United States federal income tax considerations applicable to the preferred stock.

PREFERRED STOCK PURCHASE RIGHTS

     On October 22, 1997, the board of directors adopted a stockholders rights plan and, in connection with the adoption of this plan, declared a dividend distribution of one 'Right' for each outstanding share of common stock to stockholders of record at the close of business on November 3, 1997 (the 'Rights Record Date'). Except as described below, each Right entitles the registered holder of the Right to purchase from us one-hundredth of a share of Series B Preferred Stock, par value $0.001 per share (the 'Series B Shares'), at a purchase price of $115.00 (the 'Purchase Price'), which may be adjusted. The Purchase Price shall be paid in cash. The description and terms of the Rights are set forth in a Rights Agreement, dated October 22, 1997 (the 'Rights Agreement'), by and between us and Continental Stock Transfer & Trust Company, as Rights Agent, and in amendments to the Rights Agreement dated October 13, 1998, November 13, 1998, December 22, 1998 and June 11, 1999.

     On October 13, 1998, we amended the Rights Agreement to make it inapplicable to the purchase of 5,000,000 shares of common stock by Prime 66 and to allow Prime 66 to purchase and own up to an additional 1% of the outstanding shares of common stock without Prime 66 becoming an 'Acquiring Person' within the meaning of the Rights Agreement. On November 13, 1998 and December 22, 1998, we amended the Rights Agreement to render it inapplicable to the purchase of the Junior Preferred Stock by the Apollo Investors and to permit the Apollo Investors to (1) acquire additional shares of Junior Preferred Stock issued as dividends declared on the Junior Preferred Stock, (2) acquire additional shares of common stock upon the conversion of shares of Junior Preferred Stock into shares of common stock, or (3) acquire up to an additional 1% of the outstanding shares of common stock, without the Apollo Investors becoming 'Acquiring Persons' within the meaning of the Rights Agreement. On June 11, 1999, we also amended the Rights Agreement to make it inapplicable to the issuance of warrants entitling Ford Motor Company ('Ford') to acquire from us 4,000,000 shares of our common stock.

     Initially, no separate Right certificates will be distributed and the Rights will be evidenced, with respect to any shares of common stock outstanding on the Rights Record Date, by the certificates representing the shares of common stock. Until the Rights Separation Date (as defined below), the Rights will be transferred with, and only with, certificates for shares of common stock. Until the earlier of the Rights Separation Date and the redemption or expiration of the Rights, new certificates for shares of common stock issued after the Rights Record Date will contain a notation incorporating the Rights Agreement by reference. The Rights are not exercisable until the earlier to occur of (1) 10 business days following a public announcement that a person or group of affiliated or associated persons (an 'Acquiring Person') has acquired, or obtained the right to acquire, beneficial ownership of 15% or more of the outstanding shares of common stock (except by reason of (a) exercise by this person of stock options granted to this person by us under any of our stock option or similar plans (b) the exercise of conversion rights contained in specified classes of Preferred Stock, or (c) the exercise of warrants owned on the date of the Rights Agreement, which include warrants to acquire 1,740,000 shares of common stock issued to an affiliate of Everest Capital Fund, Ltd. or (2) 15 business days following the commencement of a tender offer or exchange offer by any person (other than CD Radio, any subsidiary of CD Radio or any employee benefit plan of CD Radio) if, upon the completion of this tender offer or exchange offer, this person or group would be the beneficial owner of 15% or more of the outstanding shares of common stock (the earlier of these dates being called the 'Rights Separation Date'), and will expire on October 22, 2002, unless earlier redeemed by us as described below. As soon as practicable following the Rights Separation Date, separate certificates evidencing the Rights will be mailed to holders of record of the shares of common stock as of the close of business on the Rights Separation Date and, thereafter, the separate Rights certificates alone will evidence the Rights. A holder of 15% or more of the common stock as of the date of the Rights Agreement will be excluded from the definition of 'Acquiring Person' unless the holder increases the aggregate percentage of its and its affiliates' beneficial ownership interest in us by an additional 1%.

     If, at any time following the Rights Separation Date, (1) we are the surviving corporation in a merger with an Acquiring Person and our shares of common stock are not changed or exchanged, (2) a person (other than CD Radio, any subsidiary of CD Radio or any employee benefit plan of CD Radio), together with its Affiliates and Associates (as defined in the Rights Agreement), becomes an Acquiring Person (in any manner, except by (a) the exercise of stock options granted under our existing and future stock option plans, (b) the exercise of conversion rights contained in specified Preferred Stock issues, (c) the exercise of warrants specified in the Rights Agreement or (d) a tender offer for any and all outstanding shares of common stock made as provided by applicable laws, which remains open for at least 40 Business Days (as defined in the Rights Agreement) and into which holders of 80% or more of our outstanding shares of common stock tender their shares), (3) an Acquiring Person engages in one or more 'self-dealing' transactions as described in the Rights Agreement or
(4) during the time when there is an Acquiring Person, an event occurs (e.g., a reverse stock split), that results in the Acquiring Person's ownership interest being increased by more than one percent, the Rights Agreement provides that proper provision shall be made so that each holder of a Right will thereafter be entitled to receive, upon the exercise of the Right at the then current exercise price of the Right, shares of common stock (or, in some circumstances, cash, property or other securities of ours) having a value equal to two times the exercise price of the Right.

     If, at any time following the first date of public announcement by us or an Acquiring Person indicating that this Acquiring Person has become an Acquiring Person (the 'Shares Acquisition Date'), (1) we consolidate or merge with another person and we are not the surviving corporation, (2) we consolidate or merge with another person and are the surviving corporation, but in the transaction our shares of common stock are changed or exchanged or (3) 50% or more of our assets or earning power is sold or transferred, the Rights Agreement provides that proper provision shall be made so that each holder of a Right shall thereafter have the right to receive, upon the exercise of the Right at the then current exercise price of the Right, shares of common stock of the acquiring company having a value equal to two times the exercise price of the Right.

     The board of directors may, at its option, at any time after the right of the board to redeem the Rights has expired or terminated (with some exceptions), exchange all or part of the then outstanding and exercisable Rights (other than those held by the Acquiring Person and Affiliates and Associates of the Acquiring Person) for shares of common stock at a ratio of one share of common stock per Right, as adjusted; provided, however, that the Right cannot be exercised once a person, together with the person's Affiliates and Associates, becomes the beneficial owner of 50% or more of the shares of common stock then outstanding. If the board authorizes this exchange, the Rights will immediately cease to be exercisable.

     Notwithstanding any of the foregoing, following the occurrence of any of the events described in the fourth and fifth paragraphs of this section, any Rights that are, or (under some circumstances specified in the Rights Agreement) were, beneficially owned by any Acquiring Person or Affiliate or Associate of an Acquiring Person shall immediately become null and void. The Rights Agreement contains provisions intended to prevent the utilization of voting trusts or similar arrangements (except for the voting arrangement between Darlene Friedland, David Margolese and us) that could have the effect of rendering ineffective or circumventing the beneficial ownership rules described in the Rights Agreement.

     The Purchase Price payable, and the number of Series B Shares or other securities or property issuable, upon exercise of the Rights may be adjusted from time to time to prevent dilution (1) in the event of a dividend of Series B Shares on, or a subdivision, combination or reclassification of, the Series B Shares, (2) upon the grant to holders of the Series B Shares of specific rights or warrants to subscribe for Series B Shares or securities convertible into Series B Shares at less than the current market price of the Series B Shares or (3) upon the distribution to holders of the Series B Shares of debt securities or assets (excluding regular quarterly cash dividends and dividends payable in Series B Shares) or of subscription rights or warrants (other than those referred to above).

     At any time after the date of the Rights Agreement until ten Business Days (a period that can be extended) following the Shares Acquisition Date, the board of directors, with the concurrence of a majority of the independent directors (those members of the Board who are not officers or employees of ours or of any subsidiary of ours and who are not Acquiring Persons or their Affiliates, Associates, nominees or representatives, and who either (1) were members of the board before the adoption of the Rights Plan or (2) were subsequently elected to the board and were recommended for election or approved by a majority of the independent directors then on the board), may redeem the Rights, in whole but not in part, at a price of $0.01 per Right, which may be adjusted. Thereafter, the board may redeem the Rights only in specified circumstances including in connection with specific events not involving an Acquiring Person or an Affiliate or Associate of an Acquiring Person. In addition, our right of redemption may be reinstated if (1) an Acquiring Person reduces its beneficial ownership to 10% or less of the outstanding shares of common stock in a transaction or series of transactions not involving us and (2) there is at the time no other Acquiring Person. The Rights Agreement may also be amended, as described below, to extend the period of redemption.

     Until a Right is exercised, the holder of the Right, as such, will have no rights as a stockholder, including the right to vote or to receive dividends. While the distribution of the Rights will not be taxable to stockholders or to us, stockholders may, depending upon the circumstances, recognize taxable income if the Rights become exercisable for shares of our common stock (or other consideration) or for shares of common stock of the Acquiring Person.

     Other than those provisions relating to the principal economic terms of the Rights or imposing limitations on the right to amend the Rights Agreement, any of the provisions of the Rights Agreement may be amended by the board with the concurrence of a majority of the independent directors or by special approval of our stockholders before the Rights Separation Date. Thereafter, the period during which the Rights may be redeemed may be extended (by action of the board, with the concurrence of a majority of the independent directors or by special approval of our stockholders), and other provisions of the Rights Agreement may be amended by action of the Board with the concurrence of a majority of the independent directors or by special approval of our stockholders; provided, however, that (a) this amendment will not adversely affect the interests of holders of Rights (excluding the interests of any Acquiring Person) and (b) no amendment shall be made at a time when the Rights are no longer redeemable (except for the possibility of the right of redemption being reinstated as described above).

DELAWARE ANTI-TAKEOVER LAW AND PROVISIONS IN OUR CHARTER

     Section 203 of the Delaware General Corporation Law ('Section 203') generally provides that a stockholder acquiring more than 15% of the outstanding voting stock of a corporation subject to the statute (an 'Interested Stockholder') but less than 85% of this stock may not engage in some types of Business Combinations (as defined in Section 203) with the corporation for a period of three years after the time the stockholder became an Interested Stockholder. The prohibition of Section 203 does not apply under the following circumstances:

          (1) before the time of the acquisition, the corporation's board of directors approved either the Business Combination or the transaction in which the stockholder became an Interested Stockholder; or

          (2) the Business Combination is approved by the corporation's board of directors and authorized at a stockholders' meeting by a vote of at least two-thirds of the corporation's outstanding voting stock not owned by the Interested Stockholder.

     Under Section 203, these restrictions will not apply to specific Business Combinations proposed by an Interested Stockholder following the earlier of the announcement or notification of specific extraordinary transactions involving the corporation and a person who was not an Interested Stockholder during the previous three years, who became an Interested Stockholder with the approval of the corporation's board of directors or who became an Interested Stockholder at a time when the restrictions contained in Section 203 did not apply for reasons specified in Section 203. The above exception applies if the extraordinary transaction is approved or not opposed by a majority of the directors who were directors prior to the person becoming an Interested Stockholder during the previous three years or were recommended for election or elected to succeed those directors by a majority of those directors.

     Section 203 defines the term 'Business Combination' to encompass a wide variety of transactions with or caused by an Interested Stockholder. These include transactions in which the Interested Stockholder receives or could receive a benefit on other than a pro rata basis with other stockholders, transactions with the corporation which increase the proportionate interest in the corporation directly or indirectly owned by the Interested Stockholder or transactions in which the Interested Stockholder receives other benefits.

     The provisions of Section 203, coupled with our board of director's authority to issue preferred stock without further stockholder action, could delay or frustrate the removal of incumbent directors or a change in our control. The provisions could also discourage, impede or prevent a merger, tender offer or proxy contest, even if the event would be favorable to the interests of stockholders. Our stockholders, by adopting an amendment to our amended and restated certificate of incorporation, may elect not to be governed by Section 203 effective 12 months after the adoption. Neither our certificate of incorporation nor our by-laws exclude us from the restrictions imposed by
Section 203.

10 1/2% SERIES C CONVERTIBLE PREFERRED STOCK

     The board of directors has authorized the issuance of up to 2,025,000 shares of the Series C Preferred Stock.

     General. The following description of our Series C Preferred Stock does not purport to be complete and is qualified in its entirety by the provisions of our amended and restated certificate of incorporation, and the certificate of designations relating to the Series C Preferred Stock, each of which is available on request.

     Rank. The Series C Preferred Stock, with respect to dividend rights and rights upon liquidation, winding-up or dissolution, ranks (1) senior and before the common stock and to any other stock issued by us designated as junior to the Series C Preferred Stock and (2) equally with any class or series of our stock, the terms of which do not designate the class or series as either junior or senior to the Series C Preferred Stock.

     Dividends. The annual dividend rate per share of the Series C Preferred Stock is an amount equal to 10.5% of the sum of (x) the liquidation preference of the Series C Preferred Stock and (y) all accrued and unpaid dividends, if any, whether or not declared, from the date of issuance of the shares of Series C Preferred Stock to the applicable dividend payment date. Dividends on the shares of Series C Preferred Stock are cumulative, accruing quarterly and, when and as declared by our board of directors, are payable quarterly initially on November 15, 2002 (the 'First

Scheduled Dividend Payment Date') and on February 15, May 15, August 15 and November 15 of each year (each, a 'Dividend Payment Date') thereafter. In addition, accrued dividends on the shares of Series C Preferred Stock will be paid on the redemption date of any share of Series C Preferred Stock redeemed by us, on the purchase date of any share of Series C Preferred Stock purchased by us in an Offer to Purchase (defined below) or on the conversion date of any share of Series C Preferred Stock converted into shares of common stock on or after the First Scheduled Dividend Payment Date. No accrued dividends will be paid on any shares of Series C Preferred Stock that are converted by the holders of the Series C Preferred Stock before the First Scheduled Dividend Payment Date, unless these shares of Series C Preferred Stock are converted on or before a redemption date by holders of the Series C Preferred Stock electing to convert these shares after having received a notice of redemption for these shares. Dividends may be paid in cash, shares of common stock or any combination of cash and common stock, at our option. Common stock issued to pay dividends will be valued at the average closing price of the common stock as reported in The Wall Street Journal for the 20 consecutive trading days immediately preceding the date of the payment. Dividends with respect to any share of Series C Preferred Stock accumulate from November 15, 1997.

     If and so long as any full cumulative dividends payable on the shares of Series C Preferred Stock in respect of all prior dividend periods will not have been paid or set apart for payment, we will not pay any dividends or make any distributions of assets on or redeem, purchase or otherwise acquire for consideration shares of our capital stock ranking junior to or on a par with the Series C Preferred Stock in payment of dividends.

     Dividends on the shares of Series C Preferred Stock are payable to the holders of record of Series C Preferred Stock as they appear on our stock register on a record date, not more than 40 days nor fewer than 10 days preceding the payment date of the dividends, as will be fixed by the board of directors. Dividends on account of arrears for any past dividend periods may be declared and paid at any time, without reference to any Dividend Payment Date, to the holders of record on a date, not exceeding 40 days nor less than 10 days preceding the payment date of the dividends, as may be fixed by the board of directors. Dividends paid in cash will be paid to each holder of record in United States dollars by check mailed to the holder at its address appearing on our books. Any shares of common stock issued, at our option, to pay any dividends on shares of Series C Preferred Stock will thereupon be duly authorized, validly issued, fully paid and non-assessable. No fractional shares of common stock will be issued as dividends.

     Redemption. Except as described below, the shares of Series C Preferred Stock may not be redeemed by us at our option before November 15, 2002. From and after November 15, 1999 and before November 15, 2002, we may redeem shares of Series C Preferred Stock, in whole or in part, at any time at a redemption price of 100% of the liquidation preference of the shares of Series C Preferred Stock redeemed, plus accrued and unpaid dividends, if any, whether or not declared, to the redemption date, if the average closing price of the common stock as reported in The Wall Street Journal for the 20 consecutive trading days before the notice of redemption of the Series C Preferred Stock equals or exceeds $31.50 per share, as adjusted. From and after November 15, 2002, we may redeem shares of Series C Preferred Stock, in whole or in part, at the following redemption prices per share, expressed as percentages of the liquidation preference of Series C Preferred Stock, if redeemed during the 12-month period beginning November 15 in the year indicated below:

YEAR                                               PERCENTAGE
----                                               ----------
2002.............................................   105.25%
2003.............................................   102.63%
2004.............................................   101.81%
2005 and thereafter..............................   100.00%

plus, in each case, accrued and unpaid dividends, if any, to the redemption date.

     On November 15, 2012 (the 'Mandatory Redemption Date'), the Company is required to redeem all outstanding shares of Series C Preferred Stock at a redemption price of 100% of the liquidation preference of the shares of Series C Preferred Stock, plus accrued and unpaid dividends, if any, whether or not declared, to the Mandatory Redemption Date.

     The amount paid to the holders of shares of Series C Preferred Stock upon redemption which is allocable to the liquidation preference of the shares of Series C Preferred Stock shall be paid in cash and the amount of any accrued and unpaid dividends to be paid on the shares of Series C Preferred Stock redeemed shall be paid in cash, shares of common stock or any combination of cash and common stock at our option.

     We are required to give notice of any proposed redemption of shares of Series C Preferred Stock on a date that is not less than 15 days nor more than 40 days (as determined by us, the 'Redemption Record Date') before the date of redemption, to the holders of record on the Redemption Record Date of the shares to be redeemed at their addresses appearing on our books. Each notice will specify the shares of Series C Preferred Stock called for redemption, the redemption price and the time, place and date of redemption. Neither failure to mail the notice, nor any defect in the notice or in the mailing of the notice, to any particular holder shall affect the sufficiency of the notice or the validity of the proceedings for redemption with respect to the other holders. On or after the redemption date, each holder of shares of Series C Preferred Stock being redeemed will present and surrender the holder's certificate or certificates evidencing the shares to us at the place described in the redemption notice, whereupon we will cancel the shares and will pay to the holders the redemption price for the surrendered shares, plus accrued and unpaid dividends, if any, to the redemption date. If fewer than all the shares of Series C Preferred Stock represented by any holder's certificate are redeemed, we will issue a new certificate representing the unredeemed shares of Series C Preferred Stock.

     If fewer than all of the outstanding shares of Series C Preferred Stock are being redeemed, the shares to be redeemed will be selected proportionately or by lot or in another manner as our board of directors may determine, provided that only whole shares shall be selected for redemption.

     Any shares of Series C Preferred Stock which have been called for redemption may be converted into shares of common stock before being redeemed provided that the holder of the Series C Preferred Stock gives written notice to us, before the close of business on the business day immediately preceding the date of redemption, of the holder's election to convert shares of Series C Preferred Stock into shares of common stock, together with the certificate or certificates evidencing the shares, duly endorsed or assigned to us, and any necessary transfer tax payment as described below. See ' -- Conversion.'

     Change in Control. Upon the occurrence of a Change in Control, we must make an offer to purchase (an 'Offer to Purchase') all then outstanding shares of Series C Preferred Stock at a purchase price (the 'Change in Control Purchase Price') in cash equal to 101% of their liquidation preference, plus all accrued and unpaid dividends (paid in cash), if any, whether or not declared, to the date the shares are purchased (the 'Change in Control Purchase Date'). A 'Change in Control' is defined as the occurrence of any of the following events:

      any 'person' or 'group' (as these terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than Loral, Arianespace or David Margolese, is or becomes the 'beneficial owner' (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person shall be deemed to have 'beneficial ownership' of all securities that the person has the right to acquire, whether this right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 40% of our total outstanding voting stock;

      we consolidate with, or merge with or into another person or convey, transfer, lease or otherwise dispose of all or substantially all of our assets to any person, or any person consolidates with or merges with or into us, in a transaction in which our outstanding voting stock is converted into or exchanged for cash, securities or other property, other than, at all times when our senior discount notes are outstanding, those transactions that are not deemed a 'Change of Control' under the terms of the indenture relating to our senior discount notes;

      during any consecutive two-year period, individuals who at the beginning of the period constituted our board of directors (together with any new directors whose election to the board of directors, or whose nomination for election by our stockholders, was approved by a vote of 66 2/3% of the directors then still in office who were either directors at the beginning of the period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of our board of directors then in office; or

      we are liquidated or dissolved or a special resolution is passed by our stockholders approving the plan of liquidation or dissolution,

other than, at all times when our senior discount notes are outstanding, those transactions that are not deemed a 'Change of Control' under the terms of the indenture relating to our senior discount notes.

     Within 30 days following any Change in Control, we must give written notice of the Change in Control to each holder of shares of Series C Preferred Stock by first-class mail, postage prepaid, at his address appearing in our stock register, stating the purchase price and that the purchase date shall be a business day no earlier than 30 days nor later than 60 days from the date the notice is mailed, or a later date if necessary to comply with requirements under the Exchange Act; that any shares of Series C Preferred Stock not tendered will continue to accumulate dividends; that, unless we default in the payment of the purchase price, any shares of Series C Preferred Stock accepted for payment under the Offer to Purchase shall cease to accumulate dividends after the Change in Control Purchase Date; and other specific procedures that a holder of shares of Series C Preferred Stock must follow to accept an Offer to Purchase or to withdraw acceptance of an Offer to Purchase.

     If an Offer to Purchase is made, we cannot assure you that we will have available funds sufficient to pay the Change in Control Purchase Price for any or all of the shares of Series C Preferred Stock that might be delivered by holders of Series C Preferred Stock seeking to accept the Offer to Purchase and, accordingly, if there is a Change of Control, none of the holders of the shares of Series C Preferred Stock may receive the Change in Control Purchase Price for their Series C Preferred Stock.

     The existence of a holder's right to require us to repurchase the holder's Series C Preferred Stock upon a Change in Control may deter a third party from acquiring us in a transaction which constitutes a Change in Control. Furthermore, the possibility that a third party would be deterred from acquiring us may have an adverse effect on the market price of our Series C Preferred Stock.

     We will comply with the applicable tender offer rules, including
Rule 14e-1 under the Exchange Act, and any other applicable securities laws or regulations in connection with an Offer to Purchase.

     Conversion. Each share of Series C Preferred Stock may be converted at any time, at the option of the holder, unless previously redeemed, into a number of shares of common stock calculated by dividing the liquidation preference of the Series C Preferred Stock (without accrued and unpaid dividends) by a conversion price equal to $18 (the 'Conversion Price'). The Conversion Price will not be adjusted at any time for accrued and unpaid dividends on the shares of Series C Preferred Stock, but will be adjusted for the occurrence of specified corporate events affecting the common stock. Upon conversion, at any time after the First Scheduled Dividend Payment Date, holders of the Series C Preferred Stock will be entitled to receive all accrued and unpaid dividends upon the shares of Series C Preferred Stock converted payable in cash or shares of common stock, or a combination of cash and common stock, at our option. No accrued dividends will be paid on any shares of Series C Preferred Stock that are converted by their holders before the First Scheduled Dividend Payment Date, unless these shares of Series C Preferred Stock are converted before a redemption date by their holders electing to convert these shares after having received a notice of redemption for these shares. Common stock issued to pay

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dividends will be valued at the average closing price of the common stock as reported in The Wall Street Journal for the 20 consecutive trading days immediately preceding the date of payment.

     To convert shares of Series C Preferred Stock into common stock, the registered holder of the shares of Series C Preferred Stock must give written notice to us that it elects to convert these shares and surrender at the office of the transfer agent, or at another office or offices, if any, as the board of directors may designate, the certificate or certificates therefor, duly endorsed or assigned to us or in blank, together with any payment for stamp or similar taxes that may be required to be paid by the holder, as described below.

     Shares of Series C Preferred Stock will be deemed to have been converted immediately before the close of business on the day of the surrender of the shares for conversion, and the person or persons entitled to receive the common stock issuable upon the conversion will be treated for all purposes as the record holder or holders of the common stock at that time. As promptly as practicable on or after the conversion date, we will issue and deliver a certificate or certificates for the number of full shares of common stock issuable upon the conversion, together with any payment instead of issuing any fractional shares of common stock, to the person or persons entitled to receive the same. In case shares of Series C Preferred Stock are called for redemption, the right to convert the shares will terminate at the close of business on the business day immediately preceding the redemption date, unless default shall be made in payment of the redemption price.

     The Conversion Price for shares of Series C Preferred Stock will be adjusted in some events, including (1) dividends and other distributions payable in common stock on any class of our capital stock, (2) the issuance to all holders of common stock of rights or warrants entitling them to subscribe for or purchase common stock at less than fair market value, (3) subdivisions, combinations and reclassifications of the common stock, (4) distributions to all holders of common stock of evidences of our indebtedness or assets and (5) a consolidation or merger to which we are a party or the sale or transfer of all or substantially all of our assets.

     We will pay any and all stamp or other similar taxes that may be payable in respect of the issue or delivery of shares of common stock upon conversion of shares of Series C Preferred Stock. We will not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issue and delivery of shares of common stock in a name other than that in which the shares of Series C Preferred Stock so converted or exchanged were registered, and this issue or delivery will not be made unless and until the person requesting this issue has paid to us the amount of this tax, if any, or has established to our satisfaction that this tax has been paid. All shares of common stock issued upon conversion of shares of Series C Preferred Stock shall be validly issued, fully paid and nonassessable.

     Voting Rights. Other than the consent rights described below with respect to some corporate actions, and except as otherwise provided by applicable law, holders of shares of Series C Preferred Stock have no voting rights. Consent of the holders of a majority of the outstanding shares of Series C Preferred Stock will be required before we may take some corporate actions, including (1) any amendment, alteration or repeal of any of the provisions of our certificate of incorporation or by-laws which affects adversely the voting powers, rights or preferences of the holders of the shares of Series C Preferred Stock, (2) the authorization or creation of, or the increase in authorized amount of, any shares of any class or series of equity securities that ranks senior to or on a parity with the Series C Preferred Stock with respect to dividend rights and rights upon liquidation, winding-up or dissolution and (3) merging or consolidating with or into any other entity, unless the resulting corporation will thereafter have no class or series of shares and no other securities either authorized or outstanding ranking before, or on a parity with, the Series C Preferred Stock in the payment of dividends or the distribution of its assets on liquidation, dissolution or winding-up. In addition, if (1) after the First Scheduled Dividend Payment Date, dividends payable on the shares of Series C Preferred Stock shall be in arrears in an aggregate amount equal to at least six quarterly dividend payments, (2) we fail to redeem all of the outstanding shares of Series C Preferred Stock on the Mandatory Redemption Date, or (3) we fail to make an Offer to Purchase upon a Change in Control, the

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holders of a majority of the outstanding shares of Series C Preferred Stock, voting as a class, will be entitled to elect (a) one director if there are seven or less directors on the board of directors at the time or (b) two directors if there are eight or more directors on the board of directors at the time.

     In exercising these voting rights or when otherwise granted voting rights by operation of law, each share of Series C Preferred Stock will be entitled to one vote per share.

     No consent of the holders of the Series C Preferred Stock is required for
(1) the creation by us of any indebtedness of any kind or (2) the authorization or issuance of any class of our capital stock ranking junior to the Series C Preferred Stock in payment of dividends or upon our liquidation, dissolution or winding-up.

     Liquidation. If there is any voluntary or involuntary liquidation, dissolution or winding-up of us, before any distribution of our assets to the holders of shares of common stock or any other capital stock of ours ranking junior to the Series C Preferred Stock upon our liquidation, dissolution or winding-up, the holders of shares of Series C Preferred Stock will be entitled to receive out of our assets available for distribution to our stockholders, whether from capital, surplus or earnings, an amount per share of Series C Preferred Stock equal to $100, plus accrued and unpaid dividends on the share of Series C Preferred Stock, if any, to the date of final distribution.

     If there is any voluntary or involuntary liquidation, dissolution or winding-up of us, before any distribution of our assets to the holders of shares of Series C Preferred Stock or any capital stock of ours ranking equally with the shares of Series C Preferred Stock, the holders of any shares of capital stock ranking senior to the Series C Preferred Stock shall be entitled to receive out of our assets available for distribution to our stockholders, whether from capital, surplus or earnings, an amount per share of the senior stock equal to the liquidation preference of the senior stock, plus accrued and unpaid dividends thereon, if any, to the date of final distribution.

     If, upon any liquidation, dissolution or winding-up of us, the amounts payable with respect to the shares of Series C Preferred Stock or any capital stock ranking on a par with the shares of Series C Preferred Stock are not paid in full, then the holders will share ratably in the distribution of assets, or proceeds from the liquidation, dissolution or winding-up, in proportion to the full respective preferential amounts to which they are entitled. Neither a consolidation nor a merger of us with one or more other corporations, nor a sale or a transfer of all or substantially all of our assets, will be deemed to be a voluntary or involuntary liquidation, dissolution or winding-up of us.

     Sinking Fund; Other Matters. We are not required to redeem the Series C Preferred Stock under any sinking fund provisions. Holders of shares of Series C Preferred Stock have no preemptive rights.

     Transfer Agent. The transfer agent for the Series C Preferred Stock is Continental Stock Transfer & Trust Company, New York, New York.

9.2% SERIES A JUNIOR CUMULATIVE CONVERTIBLE PREFERRED STOCK AND
9.2% SERIES B JUNIOR CUMULATIVE CONVERTIBLE PREFERRED STOCK

     The board of directors has authorized the issuance of up to 4,300,000 shares of 9.2% Series A Junior Cumulative Convertible Preferred Stock and up to 2,100,000 shares of the 9.2% Series B Junior Cumulative Convertible Preferred Stock. As of July 31, 1999, we had 1,350,000 shares of 9.2% Series A Junior Cumulative Convertible Preferred Stock outstanding held of record by the Apollo Investors.

     Dividends. The annual dividend rate per share of the Junior Preferred Stock will be an amount equal to 9.2% of the sum of (1) the liquidation preference of the Junior Preferred Stock and (2) all unpaid dividends, if any, whether or not declared, from the date of issuance of the shares of Junior Preferred Stock (for shares of 9.2% Series A Junior Cumulative Convertible Preferred Stock, the 'Closing Date' and, for shares of 9.2% Series B Junior Cumulative Convertible Preferred Stock, the 'Option Closing Date') to the applicable dividend payment date.

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

Dividends on the shares of Junior Preferred Stock will be cumulative, accruing annually and, when and as declared by our Board of Directors, will be payable annually initially on November 15, 1999 and on each November 15 thereafter (each, a 'Junior Preferred Dividend Payment Date'). If any dividend payable on any Junior Preferred Dividend Payment Date is not declared or paid on the Junior Preferred Dividend Payment Date in full, in cash or in additional shares of Junior Preferred Stock of the same series, then the amount of the unpaid dividend ('Default Dividends') will be accumulated and will accrue dividends, until paid, compounded annually at a rate equal to 15% per annum. Dividends may be paid in cash, shares of Junior Preferred Stock of the same series or any combination of cash and Junior Preferred Stock, at our option. Default Dividends may only be paid in shares of Junior Preferred Stock of the same series.

     With respect to the payment of dividends, the 9.2% Series A Junior Cumulative Convertible Preferred Stock ranks on a parity with the 9.2% Series B Junior Cumulative Convertible Preferred Stock. If and so long as full cumulative dividends payable on the shares of Junior Preferred Stock in respect of all prior dividend periods have not been paid or set apart for payment and proper provision has not been made so that holders of Junior Preferred Stock are offered the opportunity to make a Payout Election instead of a Conversion Price adjustment (as described below), we will not pay any dividends, except for dividends payable in common stock or our capital stock ranking junior to the Junior Preferred Stock in payment of dividends ('Junior Dividend Stock') or make any distributions of assets on or redeem, purchase or otherwise acquire for consideration shares of common stock or Junior Dividend Stock.

     If and so long as any accrued and unpaid dividends payable on any shares of our capital stock ranking senior to the Junior Preferred Stock in payment of dividends have not been paid or set apart for payment, we will not pay any dividends in cash on shares of Junior Preferred Stock. No dividends paid in cash will be paid or declared and set apart for payment on any shares of Junior Preferred Stock or of our capital stock ranking equally with the Junior Preferred Stock in the payment of dividends ('Parity Dividend Stock') for any period unless we have paid or declared and set apart for payment, or contemporaneously pay or declare and set apart for payment, all accrued and unpaid dividends on the Junior Preferred Stock for all dividend payment periods terminating on or before the date of payment of these dividends; provided, however, that all dividends accrued by us on shares of Junior Preferred Stock or Parity Dividend Stock will be declared proportionately with respect to all shares of Junior Preferred Stock and Parity Dividend Stock then outstanding, based on the ratio of unpaid dividends on the Junior Preferred Stock to unpaid dividends on the Parity Dividend Stock. No dividends paid in cash will be paid or declared and set apart for payment on Junior Preferred Stock for any period unless we have paid or declared and set apart for payment, or contemporaneously pay or declare and set apart for payment, all accrued and unpaid dividends on any shares of Parity Dividend Stock for all dividend payment periods terminating on or before the date of payment of these dividends.

     Redemption. Except as described below, shares of Junior Preferred Stock may not be redeemed by us at our option before November 15, 2003. From and after November 15, 2001 and before November 15, 2003, we may redeem shares of Junior Preferred Stock, in whole or in part, at any time at a redemption price of 100% of the liquidation preference of the shares of Junior Preferred Stock redeemed, plus unpaid dividends, if any, whether or not declared, to the redemption date, if the average closing price of the common stock as reported in The Wall Street Journal or, at our election, other reputable financial news source, for the 20 consecutive trading days before the notice of redemption of the Junior Preferred Stock (the 'Current Market Price') equals or exceeds $60 per share, as adjusted.

     From and after November 15, 2003, we may redeem shares of Junior Preferred Stock, in whole or in part, at any time at a redemption price of 100% of the liquidation preference of the Junior Preferred Stock redeemed, plus unpaid dividends, if any, whether or not declared, to the redemption date.

     On November 15, 2011, we will be required to redeem all outstanding shares of Junior Preferred Stock at a redemption price of 100% of the liquidation preference of the Junior Preferred Stock redeemed, plus unpaid dividends, if any, whether or not declared, to the redemption date.

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

     The amount paid to the holders of shares of Junior Preferred Stock upon redemption that is allocable to the liquidation preference of the shares of Junior Preferred Stock will be paid in cash and the amount of any unpaid dividends to be paid on the shares of Junior Preferred Stock redeemed will be paid in cash, shares of Junior Preferred Stock of the same series or any combination of cash and Junior Preferred Stock at our option.

     Change of Control. Upon the occurrence of a Change of Control, we must make an offer (a 'Change of Control Offer') to purchase all then outstanding shares of Junior Preferred Stock at a purchase price in cash equal to 101% of their liquidation preference, plus unpaid dividends (paid in cash), if any, whether or not declared, to the date the shares are purchased; provided that if the purchase of the Junior Preferred Stock would violate or constitute a default under (1) our senior discount notes or the indenture relating to our senior discount notes or (2) the indenture or indentures or other agreement or agreements under which there may be issued or outstanding from time to time other indebtedness of CD Radio ('Other Agreements') in an aggregate principal amount not exceeding $450 million (less the amount, if any, of indebtedness issued to replace, refinance or refund our senior discount notes) because we have not satisfied all of our obligations under the indenture relating to our senior discount notes and the Other Agreements arising from the Change of Control (collectively, the 'Senior Obligations'), then we will be required to use our best efforts to satisfy the Senior Obligations as promptly as possible or to obtain the requisite consents necessary to permit the repurchase of the Junior Preferred Stock, and until the Senior Obligations are satisfied or consents are obtained, we will not be obligated to make a Change of Control Offer.

     With respect to the Junior Preferred Stock, a 'Change of Control' is defined as the occurrence of any of the following events: (1) any 'person' or 'group' (as these terms are used in Sections 13(d) and 14(d) of the Exchange
Act) is or becomes the 'beneficial owner' (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person shall be deemed to have 'beneficial ownership' of all securities that the person has the right to acquire, whether the right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 40% of our total outstanding voting stock;
(2) we consolidate with or merge with or into another person or convey, transfer, lease or otherwise dispose of all or substantially all of our assets to any person, or any person consolidates with or merges with or into us, in a transaction in which our outstanding voting stock is converted into or exchanged for cash, securities or other property, other than, at all times when the senior discount notes are outstanding, those transactions that are not deemed a 'Change of Control' under the terms of the indenture relating to our senior discount notes; (3) during any consecutive two-year period, individuals who at the beginning of the period constituted our board of directors (together with any new directors whose election to the board of directors, or whose nomination for election by our stockholders, was approved by a vote of 66 2/3% of the directors then still in office who were either directors at the beginning of the period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of our board of directors then in office; or
(4) we are liquidated or dissolved or a special resolution is passed by our stockholders approving the plan of liquidation or dissolution, other than, at all times when our senior discount notes are outstanding, those transactions that are not deemed a 'Change of Control' under the terms of the indenture relating to our senior discount notes.

     Notwithstanding the foregoing, no transaction or event will be deemed a 'Change of Control' if (1) all of the outstanding shares of common stock are to be converted pursuant thereto solely into the right to receive, for each share of common stock so converted, cash and/or shares of Qualifying Acquiror common stock (valued at its Current Market Price) together having a value in excess of $30.30, (2) we have declared and paid all dividends on the Junior Preferred Stock, whether or not theretofore declared or undeclared, to the date of the Change of Control and the holders of Junior Preferred Stock have been given reasonable opportunity to convert, before the Change of Control, any shares of Junior Preferred Stock so issued as a dividend, and (3) immediately following the event the number of shares of Qualifying Acquiror common stock into which shares of Junior Preferred Stock have been converted (together with, if shares of Junior Preferred Stock are to remain outstanding, any shares of Qualifying Acquiror common stock into

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

which all outstanding shares of Junior Preferred Stock would be convertible) represent both (a) less than 5% of the total number of shares of Qualifying Acquiror common stock outstanding immediately after the Change of Control and
(b) less than one third of the number of shares of Qualifying Acquiror common stock that would be Publicly Traded immediately after the event. The term 'Qualifying Acquiror common stock' means the common stock of any corporation if listed on or admitted to trading on the New York Stock Exchange, American Stock Exchange or Nasdaq, and the term 'Publicly Traded' means shares of Qualifying Acquiror common stock that are both (a) held by persons who are neither officers, directors or Affiliates of the corporation nor the 'beneficial owner' (as the term is defined in Rule 13d-3 under the Exchange Act) of 5% or more of the total number of shares then issued and outstanding, and (b) not 'restricted securities' (as the term is defined in Rule 144 of the Securities Act).

     Conversion. Each share of Junior Preferred Stock may be converted at any time, at the option of the holder, unless previously redeemed, into a number of shares of common stock calculated by dividing the liquidation preference of the Junior Preferred Stock (without unpaid dividends) by $30 (as adjusted from time to time, the 'Conversion Price'). The Conversion Price will not be adjusted at any time for unpaid dividends on the shares of Junior Preferred Stock, but will be adjusted for the occurrence of some corporate events affecting the common stock. Upon conversion, holders of the Junior Preferred Stock will be entitled to receive any unpaid dividends upon the shares of Junior Preferred Stock converted payable in cash, shares of common stock or a combination of cash and common stock, at our option.

     The Conversion Price for shares of Junior Preferred Stock will be adjusted in some events, including (1) dividends and other distributions payable in common stock on any class of our capital stock, (2) subdivisions, combinations and reclassifications of the common stock, (3) the issuance to all holders of common stock of rights or warrants entitling them to subscribe for or purchase common stock at less than fair market value, (4) distributions to all holders of common stock of evidence of our indebtedness or assets, (5) repurchases, redemptions or other acquisitions of the common stock by us at a price per share greater than the Current Market Price per share of common stock on the date of the event, (6) issuance or sale of common stock by us at a price per share more than 15% below (or, in the case of any issuance or sale to an affiliate of ours, any amount below) the Current Market Price per share of common stock on the date of the event (except for issuances to or through a nationally recognized investment banking firm in which our affiliates purchase less than 25% of the shares in the offering) and (7) a consolidation or merger to which we are a party or the sale or transfer of all or substantially all of our assets.

     The Conversion Price for shares of Junior Preferred Stock will not be adjusted if (1) the adjustment would not require an increase or decrease of at least 1% in the Conversion Price then in effect or (2) with respect to each series of Junior Preferred Stock and in connection with an adjustment that would be made in respect of a dividend, purchase, redemption or other acquisition, holders of a majority of the outstanding shares of the series of Junior Preferred Stock elect to participate in the dividend, purchase, redemption or other acquisition (a 'Payout Election') proportionately with the holders of common stock or capital stock ranking junior to the Junior Preferred Stock ('Junior Stock').

     Voting Rights. So long as any shares of Junior Preferred Stock are outstanding, each share of Junior Preferred Stock will entitle its holder to vote, in person or by proxy, at any special or annual meeting of stockholders, on all matters entitled to be voted on by holders of common stock voting together as a single class with all other shares entitled to vote those matters. With respect to these matters, each share of Junior Preferred Stock will entitle its holder to cast that number of votes per share as is equal to the number of votes that the holder would be entitled to cast had the holder converted its shares of Junior Preferred Stock into shares of common stock on the record date for determining our stockholders eligible to vote on these matters.

     In addition to any vote or consent of stockholders required by law or by our amended and restated certificate of incorporation, the consent of the holders of at least a majority of the shares of a particular series of Junior Preferred Stock at any time issued and outstanding will be necessary for effecting or validating any reclassification of that series of Junior Preferred Stock or

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

amendment, alteration or repeal of any of the provisions of our amended and restated certificate of incorporation or amended and restated by-laws which adversely affects the voting powers, rights or preferences of the holders of the shares of that series of Junior Preferred Stock. The consent of the holders of at least a majority of the shares of Junior Preferred Stock at the time issued and outstanding, acting as a single class, will be necessary for effecting or validating any amendment, alteration or repeal of any of the provisions of our amended and restated certificate of incorporation or amended and restated by-laws which affects adversely the voting powers, rights or preferences of the holders of the shares of both series of Junior Preferred Stock. Any amendment of the provisions of our amended and restated certificate of incorporation so as to authorize or create, or to increase the authorized amount of, any Junior Stock will not be deemed to affect adversely the voting powers, rights or preferences of the holders of shares of Junior Preferred Stock. The consent of at least a majority of the shares of each series of Junior Preferred Stock will also be necessary for:

          (1) the authorization or creation of, or the increase in the authorized amount of, or the issuance of any shares of any class or series of, capital stock ranking senior to the Junior Preferred Stock ('Senior Stock') or any security convertible into shares of any class or series of Senior Stock;

          (2) the authorization or creation of, or the increase in the authorized amount of, or the issuance of any shares of any class or series of capital stock ranking equally with the Junior Preferred Stock ('Parity Stock') or any security convertible into shares of any class or series of Parity Stock so that the aggregate liquidation preference of all outstanding shares of Parity Stock (other than (x) shares of Junior Preferred Stock issued under the stock purchase agreement, dated November 13, 1998, between us and Apollo Investment Fund IV, L.P. and Apollo Overseas Partners, L.P. and (y) shares of Junior Preferred Stock issued as a dividend in respect of shares issued in respect of (x) or (y)) would exceed the sum of (A) $135,000,000 and (B) the aggregate liquidation preference of the shares of 9.2% Series B Junior Cumulative Convertible Preferred Stock issued at the Option Closing, if any;

          (3) our merger or consolidation with or into any other entity, unless, after the merger or consolidation, the resulting corporation will have no class or series of shares and no other securities either authorized or outstanding ranking before, or equally with, shares of Junior Preferred Stock; provided, however, that no vote or consent of the holders of Junior Preferred Stock will be required if before the time when the merger or consolidation is to take effect, and regardless of whether the merger or consolidation would constitute a Change of Control, a Change of Control Offer is made for all shares of Junior Preferred Stock at the time outstanding; and

          (4) the application of any of our funds, property or assets to the purchase, redemption, sinking fund or other retirement of any shares of any class of Junior Stock, or the declaration, payment or making of any dividend or distribution on any shares of any class of Junior Stock, other than a dividend or dividends payable solely in shares of common stock or Junior Stock of the same series, unless the holders of Junior Preferred Stock have been offered the opportunity to make a Payout Election with respect to this event.

     In connection with the foregoing class rights to vote, each holder of shares of Junior Preferred Stock shall have one vote for each share of Junior Preferred Stock held. No consent of holders of Junior Preferred Stock is required for the creation of any indebtedness of any kind of CD Radio.

     Liquidation. If we are voluntarily or involuntarily liquidated, dissolved or wound up, the 9.2% Series A Junior Cumulative Convertible Preferred Stock will rank on a parity with the 9.2% Series B Junior Cumulative Convertible Preferred Stock, and before any distribution of our assets to the holders of shares of common stock or any other class or series of Junior Stock, but after payment of the liquidation preference payable on the Series C Preferred Stock or any other class or series of Senior Stock, the holders of shares of Junior Preferred Stock will be entitled to receive out of our assets available for distribution to our stockholders, whether from capital, surplus or earnings, an amount per share of Junior Preferred Stock equal to $100, plus accrued

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

and unpaid dividends on each share of Junior Preferred Stock, if any, to the date of final distribution.

     If we are voluntarily or involuntarily liquidated, dissolved or wound up, before any distribution of our assets to the holders of shares of Junior Preferred Stock or Parity Stock, the holders of any shares of Senior Stock will be entitled to receive out of our assets available for distribution to our stockholders, whether from capital, surplus or earnings, an amount per share of Senior Stock equal to the liquidation preference of the Senior Stock, plus accrued and unpaid dividends on the Senior Stock, if any, to the date of final distribution.

     If, upon any liquidation, dissolution or winding-up of us, the amounts payable with respect to the shares of Junior Preferred Stock or any Parity Stock are not paid in full, then holders of Junior Preferred Stock and Parity Stock will share ratably in the distribution of assets, or proceeds of the liquidation, dissolution or winding-up, in proportion to the full respective preferential amounts to which they are entitled. Neither a consolidation nor a merger of us with one or more other corporations, nor a sale or a transfer of all or substantially all of our assets, will be deemed to be a voluntary or involuntary liquidation, dissolution or winding-up of us.

     Exchange. Shares of Junior Preferred Stock may be exchanged at any time and from time to time, at our option, for our 9.2% Convertible Debentures (the 'Convertible Debt'). The Convertible Debt will be issued under an indenture acceptable, in form and substance, to a majority of the holders of the Junior Preferred Stock immediately before the effectiveness of the indenture.

     The Convertible Debt will have a maturity date 13 years following the Closing Date, a principal amount equal to the aggregate liquidation preference of the shares of Junior Preferred Stock exchanged and will provide for the payment of interest at a rate of 9.2% per annum, payable annually in cash or additional Convertible Debt, at our option. The Convertible Debt will be convertible and redeemable on terms substantially similar to those of the Junior Preferred Stock.

     Registration Rights. At any time after December 23, 2000, holders of shares of 9.2% Series A Junior Cumulative Convertible Preferred Stock, or shares of common stock into which shares of 9.2% Series A Junior Cumulative Convertible Preferred Stock have been converted, representing, in the aggregate, at least 50% of the shares of common stock into which shares of 9.2% Series A Junior Cumulative Convertible Preferred Stock have been or may be converted (assuming conversion of the 9.2% Series A Junior Cumulative Convertible Preferred Stock) ('Series A Registrable Securities') will be entitled, on two occasions, to require us to register the Series A Registrable Securities for sale in an underwritten public offering by a nationally recognized investment banking firm or firms reasonably acceptable to us. At any time after December 23, 2000, holders of shares of 9.2% Series B Junior Cumulative Convertible Preferred Stock or shares of common stock into which shares of 9.2% Series B Junior Cumulative Convertible Preferred Stock have been converted representing, in the aggregate, at least 50% of the shares of common stock into which shares of 9.2% Series B Junior Cumulative Convertible Preferred Stock have been or may be converted (assuming conversion of the 9.2% Series B Junior Cumulative Convertible Preferred Stock) ('Series B Registrable Securities') will be entitled, on one occasion, to require us to register the Series B Registrable Securities for sale in an underwritten public offering by a nationally recognized investment banking firm or firms reasonably acceptable to us.

     If a demand registration would be seriously detrimental to us and our stockholders, the demand registration may be deferred, at our request, twice in any 12-month period, for an aggregate period of time of up to 90 days. In addition, holders of Junior Preferred Stock will be bound by customary 'lockup' agreements at the request of the managing underwriter of any public offering on our behalf. If we plan to file a registration statement on behalf of one or more security holders, holders of Junior Preferred Stock also have the right, taking into account customary limitations and the rights of the other security holders, to request that the registration include their Registrable Securities. Holders of Junior Preferred Stock or Registrable Securities are entitled to an unlimited number of these 'piggy-back' registrations.

     Tag-Along Agreement. David Margolese, our Chairman and Chief Executive, and we also entered into a tag-along agreement with the Apollo Investors. Under the tag-along agreement, if Mr. Margolese sells more than 800,000 shares of our common stock before the earlier of the date that the Apollo Investors beneficially own less than 2,000,000 shares of the common stock or the date that is six months after the nationwide commercial introduction of our service, then the Apollo Investors have rights to sell, proportionately with Mr. Margolese, a portion of the common stock owned by them in any subsequent transaction in which Mr. Margolese disposes of 80,000 or more shares of our common stock.

REGISTRATION RIGHTS

     In connection with the sale of 5,000,000 shares of common stock to Prime 66, we granted registration rights to Prime 66. Prime 66 has the right to make two demands, at any time after October 1, 2000, which will require us to use our best efforts to effect the registration of Prime 66's shares of common stock.

     In addition, if we determine to register any shares of common stock for one or more security holders, Prime 66 has the right, taking into account customary limitations and the rights of the other security holders, to request that the registration include Prime 66's common stock. Prime 66 is entitled to an unlimited number of these 'piggy-back' registrations.

                            DESCRIPTION OF WARRANTS

     We may issue warrants for the purchase of debt securities, preferred stock, common stock or any combination thereof. Warrants may be issued independently or together with any other securities offered in an applicable prospectus supplement and may be attached to or separate from such securities. Warrants may be issued under warrant agreements (each, a 'warrant agreement') to be entered into between us and a warrant agent specified in the applicable prospectus supplement. The warrant agent will act solely as our agent in connection with the warrants of a particular series and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants. The following sets forth certain general terms and provisions of warrants which may be offered. Further terms of the warrants and the applicable warrant agreement will be set forth in an applicable prospectus supplement.

DEBT WARRANTS

     The prospectus supplement relating to a particular issue of warrants to issue debt securities ('debt warrants') will describe the terms of the debt warrants, including the following:

      the title of the debt warrants;

      the offering price for the debt warrants, if any;

      the aggregate number of the debt warrants;

      the designation and terms of the debt securities purchasable upon exercise of the debt warrants;

      if applicable, the designation and terms of the debt securities that the debt warrants are issued with and the number of debt warrants issued with each debt security;

      if applicable, the date from and after which the debt warrants and any debt securities issued with them will be separately transferable;

      the principal amount of debt securities that may be purchased upon exercise of a debt warrant and the price at which the debt securities may be purchased upon exercise (which may be payable in cash, securities or other property);

      the dates on which the right to exercise the debt warrants will commence and expire;

      if applicable, the minimum or maximum amount of the debt warrants that may be exercised at any one time;

      information with respect to book-entry procedures, if any;

      the currency or currency units in which the offering price, if any, and the exercise price are payable;

      if applicable, a discussion of material United States federal income tax considerations;

      the antidilution provisions of the debt warrants, if any;

      the redemption or call provisions, if any, applicable to the debt warrants; and

      any additional terms of the debt warrants, including terms, procedures, and limitations relating to the exchange and exercise of the debt warrants.

STOCK WARRANTS

     The prospectus supplement relating to a particular issue of warrants to issue common stock or preferred stock will describe the terms of the warrants, including the following:

      the title of the warrants;

      the offering price for the warrants, if any;

      the aggregate number of the warrants;

      the designation and terms of the common stock or preferred stock that may be purchased upon exercise of the warrants;

      if applicable, the designation and terms of the securities that the warrants are issued with and the number of warrants issued with each security;

      if applicable, the date from and after which the warrants and any securities issued with the warrants will be separately transferable;

      the number of shares of common stock or preferred stock that may be purchased upon exercise of a warrant and the price at which such shares may be purchased upon exercise;

      the dates on which the right to exercise the warrants will commence and expire;

      if applicable, the minimum or maximum amount of the warrants that may be exercised at any one time;

      the currency or currency units in which the offering price, if any, and the exercise price are payable;

      if applicable, a discussion of material United States federal income tax considerations;

     the antidilution provisions of the warrants, if any;

      the redemption or call provisions, if any, applicable to the warrants; and

      any additional terms of the warrants, including terms, procedures, and limitations relating to the exchange and exercise of the warrants.

EXERCISE OF WARRANTS

     Each warrant will entitle the holder of warrants to purchase for cash the amount of shares of preferred stock, shares of common stock or debt securities at the exercise price as shall in each case be set forth in, or be determinable as set forth in, the prospectus supplement relating to the warrants offered thereby. Warrants may be exercised at any time up to the close of business on the expiration date set forth in the prospectus supplement relating to the warrants offered thereby. After the close of business on the expiration date, unexercised warrants will become void.

     Warrants may be exercised as set forth in the prospectus supplement relating to the warrants offered thereby. Upon receipt of payment and the warrant certificate properly completed and duly executed at the corporate trust office of the warrant agent or any other office indicated in the prospectus supplement, we will, as soon as practicable, forward the shares of preferred stock, shares of common stock or debt securities purchasable upon such exercise. If less than all of the warrants represented by the warrant certificate are exercised, a new warrant certificate will be issued for the remaining warrants.

WARRANTS TO PURCHASE SERIES C PREFERRED STOCK

     In connection with the issuance of a class of preferred stock which is no longer outstanding, we issued warrants as of April 9, 1997, to Libra Investments, Inc. ('Libra') and some individuals and entities designated by Libra. These warrants may be exercised for an aggregate of 177,178 shares of Series C Preferred Stock. Holders of these warrants may exercise their warrants until April 9, 2002, at an exercise price which declines every month. During July 1999, the exercise price for each of these warrants was $66.05 per share of Series C Preferred Stock.

THE UNIT OFFERING WARRANTS

     On May 18, 1999, we issued units composed of our 14 1/2% senior secured notes due 2009 and warrants to purchase an aggregate of 2,190,000 shares of common stock at a price of $28.60 per share. These warrants were issued under a warrant agreement, dated as of May 15, 1999, between us, as issuer, and United States Trust Company of New York, as warrant agent. The number of shares of common stock to be issued under these warrants will be adjusted in some cases if we issue additional shares of common stock, options, warrants or convertible securities and in some other events. These warrants will expire on May 15, 2009. Under the warrant agreement for these warrants, holders can not exercise their warrants before the earlier to occur of: (1) the effective date of a change in our control and (2) May 18, 2000.

     We have agreed to file and have declared effective a shelf registration statement covering the resale of the unit offering warrants within 150 days after the issuance of the warrants, and, to cause the shelf registration statement to remain effective until the earliest of (1) two years after the issuance of the unit offering warrants, (2) the time when all unit offering warrants have been sold under the shelf registration statement and (3) the time when the unit offering warrants can be sold by persons who are not our affiliates without restriction under the Securities Act.

     We have also agreed to file and have declared effective a shelf registration statement covering the issuance of the shares of common stock issuable upon the exercise of the unit offering warrants and to cause this shelf registration statement to remain effective until the earlier of (1) the time when all unit offering warrants have been exercised and (2) May 15, 2009.

     Holders of these warrants and shares of common stock received upon exercise of these warrants will also have the right to include these warrants and shares of common stock received upon exercise of these warrants in any registration statement we file under the Securities Act for our account or for any holders of our common equity securities, with some exceptions.

THE FORD WARRANT

     On June 15, 1999, we issued a warrant to Ford which entitles Ford to purchase up to 4,000,000 shares of our common stock at a purchase price of $30 per share.

     Under this warrant agreement, Ford's right to exercise this warrant vests as follows:

      with respect to 1,000,000 shares of common stock, on the date that Ford has manufactured 500,000 new vehicles containing CD Radio receivers ('Ford Enabled Vehicles');

      with respect to an additional 500,000 shares of common stock, on the date that Ford has manufactured an aggregate of 1,000,000 Ford Enabled Vehicles;

      with respect to an additional 500,000 shares of common stock, on the date that Ford has manufactured an aggregate of 2,000,000 Ford Enabled Vehicles;

      with respect to an additional 1,000,000 shares of common stock, on the date that Ford has manufactured an aggregate of 3,000,000 Ford Enabled Vehicles; and

      with respect to an additional 1,000,000 shares of common stock, on the date that Ford has manufactured an aggregate of 4,000,000 Ford Enabled Vehicles.

     The number of shares of common stock to be issued under this warrant will be adjusted in some cases if we issue stock dividends, combine stock, reorganize or reclassify capital stock, merge, sell all of our assets and in some other events. This warrant will expire on the earlier of June 11, 2009 and the date of termination or expiration of the agreement, dated June 11, 1999, between us and Ford.

     We are required to give Ford notice of adjustments in the number of shares issuable under this warrant and of extraordinary corporate events. If we issue shares of common stock in an underwritten public offering, we also must notify Ford and offer to issue Ford, for cash at an equal price, the number of shares of common stock required so that Ford will have the same percentage of the total number of shares of common stock issued and outstanding immediately prior to the offering as after giving effect to the offering. Ford, however, must exercise this preemptive purchase right within five days after receiving notice from us and must purchase its common shares simultaneous with the closing of the offering.

                              PLAN OF DISTRIBUTION

     We may sell the securities (i) to one or more underwriters or dealers for public offering and sale by them and (ii) to investors directly or through agents. The distribution of securities may be effected from time to time in one or more transactions at a fixed price or prices (which may be changed from time to time), at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. Each prospectus supplement will describe: (i) the method of distribution of the securities offered thereby; (ii) the purchase price and the proceeds we will receive from the sale; and (iii) any securities exchanges on which the securities of such series may be listed.

     In connection with the sale of the securities, underwriters, dealers or agents may receive compensation from us or from purchasers of the securities for whom they may act as agents, in the form of discounts, concessions or commissions. The underwriters, dealers or agents that participate in the distribution of the securities may be deemed to be underwriters under the Securities Act and any discounts or commissions received by them and any profit on the resale of the securities received by them may be deemed to be underwriting discounts and commissions thereunder. Any such underwriter, dealer or agent will be identified and any such compensation received from us will be described in the applicable prospectus supplement. Any initial public offering price and any discounts or concessions allowed or paid to dealers may be changed from time to time.

     Under the agreements that may be entered into with us, underwriters, dealers and agents may be entitled to indemnification by us against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which the underwriters, dealers or agents may be required to make in respect thereof.

     Each underwriter, dealer and agent participating in the distribution of any securities that are issuable in bearer form will agree that it will not offer, sell, resell or deliver, directly or indirectly, securities in bearer form to persons located in the United States or to United States persons (other than qualifying financial institutions), in connection with the original issuance of the securities.

     Certain of the underwriters or agents and their associates may be customers of, engage in transactions with and perform services for us in the ordinary course of business.

     Certain persons participating in an offering may engage in transactions that stabilize, maintain or otherwise affect the price of the securities, including over-allotment, stabilizing and short-covering transactions in such securities, the imposition of a penalty bid, and bidding for and purchasing shares of the common stock in the open market during and after an offering.

                                 LEGAL MATTERS

     Paul, Weiss, Rifkind, Wharton & Garrison, New York, New York, will pass upon specific legal matters with respect to the securities. Certain regulatory matters arising under the Communications Act will be passed upon by Wiley, Rein & Fielding, Washington, D.C.

                                    EXPERTS

     Our consolidated financial statements as of December 31, 1997 and 1998, and for each of the three years in the period ended December 31, 1998, and for the period from May 17, 1990 (date of inception) to December 31, 1998, included in this prospectus have been so included in reliance on the report (which contains an explanatory paragraph relating to our ability to continue as a going concern, as described in Note 2 to the financial statements) of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in accounting and auditing.

                           INCORPORATION BY REFERENCE

     The SEC allows us to 'incorporate by reference' in this prospectus other information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until we sell all of the securities covered by this prospectus.

     1. Our Annual Report on Form 10-K for the year ended December 31, 1998.

     2. Our Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 1999 and June 30, 1999.

     3. Our Current Reports on Form 8-K dated February 4, 1999, April 9, 1999, April 16, 1999, May 3, 1999, May 25, 1999 and June 15, 1999.

     4. The description of our common stock contained in our Registration Statement on Form 8-A filed pursuant to Section 12(b) of the Exchange Act and declared effective on September 13, 1994 (including any amendment or report filed for the purpose of updating such description).

     We have filed each of these documents with the SEC and they are available from the SEC's Internet site and public reference rooms described under 'Where You May Find Additional Available Information About Us' below. You may also request a copy of these filings, at no cost, by writing or calling us at the following address or telephone number:

                                 Patrick L. Donnelly
              Senior Vice President, General Counsel and Secretary
                                 CD Radio Inc.
                    1221 Avenue of the Americas, 36th Floor
                            New York, New York 10020
                                 (212) 584-5100

     You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information.

          WHERE YOU MAY FIND ADDITIONAL AVAILABLE INFORMATION ABOUT US

     We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any of these reports, statements or other information at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549 or at its regional offices in New York City, New York, and Chicago, Illinois. You can request copies of those documents, upon payment of a duplicating fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public at the SEC's Internet site at http://www.sec.gov.

________________________________________________________________________________

                                  $500,000,000

                                     [LOGO]

                       DEBT SECURITIES, PREFERRED STOCK,
                           COMMON STOCK AND WARRANTS

                           --------------------------
                                   PROSPECTUS
                           --------------------------

We have not authorized any dealer, salesperson or other person to give any information or represent anything contained in this prospectus. You must not rely on any unauthorized information. This prospectus does not offer to sell nor does it solicit to buy any securities in any jurisdiction where it is unlawful.
The information in this prospectus is current as of       , 1999.

                                        , 1999

________________________________________________________________________________

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The cash expenses in connection with the issuance and distribution of the securities being registered, other than underwriting compensation, are as follows:

Securities and Exchange Commission Registration Fee.          $139,000
Trustee's Fees..............................................     *
Accounting Fees and Expenses................................     *
Legal Fees and Expenses.....................................     *
Printing, Engraving and Delivery Expenses...................     *
Rating Agency Fees..........................................     *
Blue Sky Fees and Expenses..................................     *
Listing Fee.................................................     *
Miscellaneous Expenses......................................     *
                                                              --------
     Total..................................................    $  *
                                                              --------
                                                              --------

------------

* To be completed by amendment

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 145 of the Delaware General Corporation Law authorizes a corporation to indemnify its directors, officers, employees and agents against certain liabilities they may incur in such capacities, including liabilities under the Securities Act, provided they act in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation. Our amended and restated certificate of incorporation and amended and restated by-laws require us to indemnify our officers and directors to the full extent permitted by Delaware law.

     Section 102 of the Delaware General Corporation Law authorizes a corporation to limit or eliminate its directors' liability to the corporation or its stockholders for monetary damages for breaches of fiduciary duties, other than for (i) breaches of the duty of loyalty, (ii) acts or omissions involving bad faith, intentional misconduct or knowing violations of the law,
(iii) unlawful payments of dividends, stock purchases or redemptions, or
(iv) transactions from which a director derives an improper personal benefit. Our amended and restated certificate of incorporation contains provisions limiting the liability of the directors to us and to our stockholders to the full extent permitted by Delaware law.

     Section 145 of the Delaware General Corporation Law authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation against any liability asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such. Our amended and restated certificate of incorporation and amended and restated by-laws provide that we may, to the full extent permitted by law, purchase and maintain insurance on behalf of any director, officer, employee or agent of ours against any liability that may be asserted against him or her, and we currently maintain such insurance. We have acquired $10 million of liability insurance covering our directors and officers for claims asserted against them or incurred by them in such capacity, including claims brought under the Securities Act.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     The Exhibit Index beginning on page E-1 is incorporated by reference.

ITEM 17. UNDERTAKINGS.

     The undersigned registrant hereby undertakes:

     (a) That, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. If a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     (c) (1) That, for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of a prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

     (2) That, for the purpose of determining any liability under the Securities Act, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) That any securities being registered hereunder which remain unsold at the termination of the offering shall be removed from registration by means of a post-effective amendment.

     (d) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (1) to include any prospectus required by Section 10(a)(3) of the Securities Act;

          (2) to reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof), which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high of the estimated maximum offering range may be reflected in the form of prospectus filed by the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the 'Calculation of Registration Fee' table in this registration statement;

          (3) to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

     Provided, however, that the undertakings set forth in paragraphs (d)(1) and
(d)(2) above do not apply if this registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

     (e) Insofar as the securities to be registered are to be offered to existing security holders pursuant to warrants or rights and any securities not taken by security holders are to be reoffered to the public:

          (1) to supplement the prospectus, after the expiration of the subscription period,

          (2) to set forth the results of the subscription offer, the transactions by the underwriters during the subscription period, the amount of unsubscribed securities to be purchased by the underwriters, and the terms of any subsequent reoffering thereof.

     If any public offering by the underwriters is to be made on terms differing from those set forth on the cover page of the prospectus, a post-effective amendment will be filed to set forth the terms of such offering.

     (f) To file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of section 310 of the Trust Indenture Act ('Act') in accordance with the rules and regulations prescribed by the Commission under section 305(b)(2) of the Act.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on August 27, 1999.

                                          CD RADIO INC.

                                          By:       /s/ PATRICK L. DONNELLY
                                               .................................

                                                    PATRICK L. DONNELLY
                                               SENIOR VICE PRESIDENT, GENERAL
                                                    COUNSEL AND SECRETARY

                               POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each individual whose signature appears below hereby constitutes and appoints Patrick L. Donnelly and John T. McClain or either of them his true and lawful agent, proxy and attorney-in-fact, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to (i) act on, sign and file with the Securities and Exchange Commission any and all amendments (including post-effective amendments) to this registration statement together with all schedules and exhibits thereto and any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, together with all schedules and exhibits thereto, (ii) act on, sign and file such certificates, instruments, agreements and other documents as may be necessary or appropriate in connection therewith, (iii) act on and file any supplement to any prospectus included in this registration statement or any such amendment or any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and (iv) take any and all actions which may be necessary or appropriate in connection therewith, granting unto such agent, proxy and attorney-in-fact full power and authority to do and perform each and every act and thing necessary or appropriate to be done, as fully for all intents and purposes as he might or could do in person, hereby approving, ratifying and confirming all that such agents, proxies and attorneys-in-fact or any of their substitutes may lawfully do or cause to be done by virtue thereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

                SIGNATURE                                  TITLE                         DATE
                ---------                                  -----                         ----
           /s/ DAVID MARGOLESE              Chairman and Chief Executive Officer   August 27, 1999
 .........................................    and Director (Principal Executive
             DAVID MARGOLESE                  and Financial Officer)

           /s/ JOHN T. MCCLAIN              Vice President and Controller          August 27, 1999
 .........................................    (Principal Accounting Officer)
             JOHN T. MCCLAIN

          /s/ ROBERT D. BRISKMAN            Director                               August 27, 1999
 .........................................
            ROBERT D. BRISKMAN

         /s/ LAWRENCE F. GILBERTI           Director                               August 27, 1999
 .........................................
           LAWRENCE F. GILBERTI

          /s/ JOSEPH V. VITTORIA            Director                               August 27, 1999
 .........................................
            JOSEPH V. VITTORIA

          /s/ RALPH V. WHITWORTH            Director                               August 27, 1999
 .........................................
            RALPH V. WHITWORTH

                                 EXHIBIT INDEX


EXHIBIT                                                                PAGE
-------                                                                ----
 1.1     -- Form of Underwriting Agreement**.........................
 4.1.1   -- Form of Certificate for Shares of Common Stock
           (incorporated by reference to Exhibit 4.3 to the Company's
           Registration Statement on Form S-1 (File No. 33-74782))...
 4.1.2   -- Rights Agreement, dated as of October 22, 1997, between the Company and Continental Stock Transfer & Trust
           Company, as rights agent (incorporated by reference to
           Exhibit 1 to the Company's Registration Statement on Form
           8-A, filed with the Commission on October 30, 1997 (the
           'Form 8-A'))..............................................
 4.1.3   -- Form of Certificate of Designations of Series B Preferred
           Stock (incorporated by reference to Exhibit A to Exhibit 1 to the Form 8-A)..........................................
 4.1.4   -- Form of Right Certificate (incorporated by reference to
           Exhibit B to Exhibit 1 to the Form 8-A)...................
 4.1.5   -- Amendment to the Rights Agreement, dated as of
           October 22, 1997, between the Company and Continental
           Stock Transfer & Trust Company, as rights agent, dated as
           of October 13, 1998 (incorporated by reference to
           Exhibit 99.2 to the Company's Current Report on Form 8-K
           filed on October 13, 1998)................................
 4.1.6   -- Amendment to the Rights Agreement, dated as of
           October 22, 1997, between the Company and Continental
           Stock Transfer & Trust Company, as rights agent, dated as
           of November 13, 1998 (incorporated by reference to
           Exhibit 99.7 to the Company's Current Report on Form 8-K
           filed on November 17, 1998)...............................
 4.1.7   -- Amended and Restated Amendment to Rights Agreement, dated as of December 22, 1997, between the Company and
           Continental Stock Transfer & Trust Company, as rights
           agent, dated as of December 22, 1998 (incorporated by
           reference to Exhibit 6 to the Amendment No. 1 to the
           Form 8-A, filed with the Commission on January 6, 1999)...
 4.1.8   -- Amendment to the Rights Agreement, dated as of
           October 22, 1997, between the Company and Continental
           Stock Transfer & Trust Company, as rights agent, dated as
           of June 11, 1999 (incorporated by reference to
           Exhibit 4.1.8 to the Company's Registration Statement on
           Form S-4 (File No. 333-82303) filed on July 2, 1999 (the
           '1999 Units Registration Statement')).....................
 4.1.9   -- Form of Certificate of Designations, Preferences and
           Relative, Participating, Optional and Other Special Rights
           of 10 1/2% Series C Convertible Preferred Stock (the
           'Series C Certificate of Designations') (incorporated by
           reference to Exhibit 4.1 to the Company's Registration
           Statement on Form S-4 (File No. 333-34761))...............
 4.1.10  -- Certificate of Correction to Series C Certificate of
           Designations (incorporated by reference to Exhibit 3.5.2
           to the Company's Annual Report on Form 10-K for the year
           ended December 31, 1997 (the '1997 Form 10-K'))...........
 4.1.11  -- Certificate of Increase of 10 1/2% Series C Convertible
           Preferred Stock (incorporated by reference to Exhibit
           3.5.3 to the Company's Quarterly Report on Form 10-Q for
           the fiscal quarter ended March 31, 1998)..................
 4.1.12  -- Exhibit A to the Stock Purchase Agreement, dated as of
           November 13, 1998, by and among the Company, Apollo
           Investment Fund IV, L.P. and Apollo Overseas Partners IV,
           L.P. (the 'Apollo Stock Purchase Agreement') (Form of
           Certificate of Designation of the Series A Junior
           Preferred Stock) (incorporated by reference to
           Exhibit 99.2 to the Company's Current Report on Form 8-K
           filed on November 17, 1998)...............................
 4.1.13  -- Exhibit B to the Apollo Stock Purchase Agreement (Form of
           Certificate of Designation of the Series B Junior
           Preferred Stock) (incorporated by reference to
           Exhibit 99.3 to the Company's Current Report on Form 8-K
           filed on November 17, 1998)...............................
 4.1.14  -- Form of Certificate for shares of 9.2% Series A Junior
           Cumulative Convertible Preferred Stock (incorporated by
           reference to Exhibit 4.10.1 to the Company's Annual Report on Form 10-K for the year ended December 31, 1998 (the
           '1998 Form 10-K)).........................................


EXHIBIT                                                                PAGE
-------                                                                ----
 4.1.15  -- Form of Certificate for shares of 9.2% Series B Junior
           Cumulative Convertible Preferred Stock (incorporated by
           reference to Exhibit 4.10.2 to the 1998 Form 10-K)........
 4.2.1   -- Indenture, dated as of November 26, 1997, between the
           Company and IBJ Schroder Bank & Trust Company, as Trustee
           (incorporated by reference to Exhibit 4.1 to the Company's
           Registration Statement on Form S-3 (File No. 333-34769)
           (the '1997 Units Registration Statement'))................
 4.2.2   -- Form of Note (incorporated by reference to Exhibit 4.2 to the 1997 Units Registration Statement)....................
 4.2.3   -- Warrant Agreement, dated as of November 26, 1997, between the Company and IBJ Schroder Bank & Trust Company, as
           warrant agent (incorporated by reference to Exhibit 4.3 to the 1997 Units Registration Statement)....................
 4.2.4   -- Form of Warrant (incorporated by reference to Exhibit 4.4 to the 1997 Units Registration Statement).................
 4.3.1   -- Form of Preferred Stock Warrant Agreement, dated as of
           April 9, 1997, between the Company and each warrantholder
           thereof (incorporated by reference to Exhibit 4.12 to the
           1997 Form 10-K............................................
 4.3.2   -- Form of Common Stock Purchase Warrant granted by the
           Company to Everest Capital Master Fund, L.P. and to The
           Ravich Revocable Trust of 1989 (incorporated by reference
           to Exhibit 4.11 to the 1997 Form 10-K)....................
 4.4.1   -- Notes Registration Rights Agreement among CD Radio Inc.
           and Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner &
           Smith Incorporated, Lehman Brothers Inc., Bear, Stearns &
           Co. Inc., NationsBanc Montgomery Securities LLC, U.S.
           Bancorp Libra, dated as of May 13, 1999 (incorporated by
           reference to Exhibit 4.4.1 to the 1999 Units Registration
           Statement)................................................
 4.4.2   -- Indenture between the Company and United States Trust
           Company of New York, as trustee, dated as of May 15, 1999, regarding the Company's 14 1/2% Senior Secured Notes due
           2009 (incorporated by reference to Exhibit 4.4.2 to the
           1999 Units Registration Statement)........................
 4.4.3   -- Form of the Company's 14 1/2% Senior Secured Notes due
           2009 (incorporated by reference to Exhibit 4.4.2 to the
           1999 Units Registration Statement)........................
 4.4.4   -- Warrant Agreement between the Company and United States
           Trust Company of New York, as warrant agent, dated as of
           May 15, 1999 (incorporated by reference to Exhibit 4.4.4
           to the 1999 Units Registration Statement).................
 4.4.5   -- Amended and Restated Pledge Agreement among the Company, as pledgor, IBJ Whitehall Bank & Trust Company, as
           trustee, United States Trust Company of New York, as
           trustee, and IBJ Whitehall Bank & Trust Company, as
           collateral agent, dated as of May 15, 1999 (incorporated
           by reference to Exhibit 4.4.5 to the 1999 Units
           Registration Statement)...................................
 4.4.6   -- Collateral Pledge and Security Agreement between the
           Company, as pledgor, and United States Trust Company of
           New York, as trustee, dated as of May 15, 1999
           (incorporated by reference to Exhibit 4.4.6 to the 1999
           Units Registration Statement).............................
 4.4.7   -- Intercreditor Agreement, dated May 15, 1999, by and
           between IBJ Whitehall Bank & Trust Company, as trustee,
           and United States Trust Company of New York, as trustee
           (incorporated by reference to Exhibit 4.4.7 to the 1999
           Units Registration Statement).............................
 4.5.1   -- Common Stock Purchase Warrant granted by the Company to
           Ford Motor Company, dated June 11, 1999 (incorporated by
           reference to Exhibit 4.4.2 to the 1999 Units Registration
           Statement)................................................
 4.6.1   -- Form of Senior Indenture**...............................
 4.6.2   -- Form of Subordinate Indenture**..........................

EXHIBIT                                                                PAGE
-------                                                                ----
 5.1     -- Opinion of Paul, Weiss, Rifkind, Wharton & Garrison
           regarding legality**......................................
12.1     -- Statement re: Computation of Ratios of Earnings to Fixed
           Charges and Earnings to Combined Fixed Charges and
           Preferred Stock Dividends*................................
23.1     -- Consent of Independent Accountants*......................
23.2     -- Consent of Paul, Weiss, Rifkind, Wharton & Garrison*.....
23.3     -- Consent of Wiley, Rein & Fielding*.......................
24.1     -- Powers of Attorney (included on signature page)*.........
25.1     -- Statement of Eligibility and Qualification on Form T-1 of
           the Trustee to act as Trustee under the Indenture**.......

------------

 * Filed electronically with this registration statement.

** To be filed by amendment or by a Current Report on Form 8-K in accordance with Regulation S-K, Item 601(b).